As filed with the Securities and Exchange Commission on September 15, 2008

                                                          Registration No. 333-

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                             AMERIGO ENERGY, INC.
		     -------------------------------------
                    (Exact name of Registrant as specified
                                in its charter)



      DELAWARE                             7990                    20-3454263
    ----------------		 -------------------------	 --------------
   (State or other		(Primary Standard		(I.R.S Employer
    jurisdiction of 		 Industrial Classification	 Identification
    incorporation or    	 Code Number)			 Number)
    organization)


                           2580 Anthem Village Drive
                              Henderson, NV 89052
                                (702) 399-9777
   --------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)


                  S. Matthew Schultz, Chief Executive Officer
                             Amerigo Energy, Inc.
                           2580 Anthem Village Drive
                              Henderson, NV 89052
                                (702) 399-9777
  ----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

                          Geoffrey T. Chalmers, Esq.
                          33 Broad Street, Suite 1100
                               Boston, MA 02109

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer			[ ]
Accelerated filer 			[ ]
Non-accelerated filer
(Do not check if a smaller company)	[ ]
Smaller reporting company 		[X]



                        CALCULATION OF REGISTRATION FEE



TITLE OF EACH CLASS OF SECURITIES 	AMOUNT TO BE           PROPOSED              PROPOSED          	    AMOUNT OF
TO BE REGISTERED                        REGISTERED (*)	MAXIMUM OFFERING PRICE	MAXIMUM AGGREGATE	REGISTRATION FEE
                                                               PER UNIT 	OFFERING PRICE (**)
--------------------------------	--------------	----------------------	------------------	----------------
Common Stock                         	10,000,000    	Not applicable          $3,467,720              $136



 (*) Based upon the maximum number of common shares that the Registrant may be required to issue in the Reorganization transaction.

(**) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 on the basis of the market value of the shares of Amerigo Energy, Inc. common stock to be issued to holders of Granite Energy, Inc. in the Reorganization transaction, computed, in accordance with Rule 457(f)(2) and (3), as (a) the historic cost of the assets transferred from Granite in exchange for 10,000,000 shares of Amerigo Energy, Inc. common stock as of the date of the transfer, October 31, 2008


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS/INFORMATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS/INFORMATION STATEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    	    DATED OCTOBER 31, 2008

       AMERIGO ENERGY, INC.                        GRANITE ENERGY, INC.

      Amerigo Energy, Inc. ("Amerigo Energy"), and Granite Energy, Inc. ("Granite"), on October 31, 2008 entered into a Reorganization pursuant to Reorganization Agreement dated as of October 31, 2008 (the "Reorganization Agreement"). In the Reorganization, Granite transferred to Amerigo Energy substantially all of its assets and operations, including its two subsidiaries, Amerigo, Inc. and GreenStart, Inc. in exchange for 10,000,000 restricted shares of Common Stock of Amerigo Energy, Inc. (the "Amerigo Energy Stock"), to be distributed to stockholders of Granite.
      The Reorganization was approved by the consent of a majority of the holders of common stock of Granite. Completion of the Reorganization is subject to certain conditions, including the approval of the United States Securities and Exchange Commission to the distribution of the Amerigo Energy Stock to the Granite stockholders.
      Under the terms of the Reorganization Agreement, the shareholders of Granite will be entitled to receive after the reorganization is completed, a distribution of 10,000,000 shares of Amerigo Energy post-split shares of Common Stock.
     As of the Closing Date (subsequent to the proposed reverse stock split and issuance of all shares of Common Stock at the Closing), Amerigo Energy will have a total of 842,256 post-split shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.
     Amerigo Energy Common Stock is not traded on an established market. Amerigo Energy shares are traded through broker/dealers and in private transactions, and quotations are reported on the OTC Bulletin Board under the symbol "AGOE". OTC Bulletin Board quotations reflect inter-dealer prices, without mark-up, mark-down, or commission and may not necessarily represent actual transactions.
      An investment in the Common Stock of Amerigo Energy involves certain risks. For a discussion of these risks, see "Risk Factors" on page 11 of this prospectus/information statement.
     Neither shareholders vote nor consent of shareholders was required of Amerigo Energy shareholders for the adoption and implementation of the Reorganization.
      This prospectus/information statement is dated November 4, 2008 and, is being first mailed to shareholders of Amerigo Energy on or about November 10, 2008.

      Sincerely,

      S. Matthew Schultz, Chief Executive Officer
      Amerigo Energy, Inc.

The securities to be issued in connection with the Reorganization described in this prospectus/information statement are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Amerigo Stock to be issued in the Reorganization or determined if this prospectus/information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of any information, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Sources of Information
Amerigo Energy has supplied all information contained in this Prospectus/information statement relating to Amerigo Energy. Granite has supplied all information contained in this Prospectus/information statement relating to Amerigo, Inc., GreenStart and Granite.

     You  should  rely  only on the information  which  is  contained  in  this prospectus/information statement or to which we have referred in this prospectus/information statement. We have not authorized anyone to provide you with information that is different. You should not assume that the information contained in this prospectus/information statement is accurate as of any date other than the date of this prospectus/information statement.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION................................6
SUMMARY.......................................................................8
MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION................8
FORWARD-LOOKING STATEMENTS....................................................8
RISK FACTORS..................................................................8
MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS..........................12
THE REORGANIZATION...........................................................13
  THE PARTIES................................................................13
  CONDITIONS TO THE REORGANIZATION...........................................14
  SELECTED FINANCIAL DATA OF AMERIGO ENERGY. (HISTORICAL)....................15
  SELECTED FINANCIAL DATA OF GRANITE ENERGY (HISTORICAL).....................16
  SELECTED PRO FORMA FINANCIAL INFORMATION...................................17
  SOLICITATION AND REVOCATION OF PROXIES.....................................18
  BACKGROUND OF THE REORGANIZATION...........................................18
  AMERIGO ENERGY'S AND GRANITE'S REASONS FOR THE REORGANIZATION..............18
  STOCK ISSUANCE AND SETTLEMENT OF LIABILITIES...............................18
  DISSENTERS' RIGHTS.........................................................19
  TAX CONSEQUENCES...........................................................19
  ACCOUNTING TREATMENT.......................................................20
  RESALE OF AMERIGO ENERGY STOCK.............................................20
  THE REORGANIZATION AGREEMENT...............................................20
INFORMATION WITH RESPECT TO AMERIGO ENERGY, INC..............................21
  INDEX TO AMERIGO ENERGY FINANCIAL INFORMATION..............................22
INFORMATION WITH RESPECT OF GRANITE ENERGY, INC..............................42
  INDEX TO GRANITE ENERGY FINANCIAL INFORMATION..............................42
PRO FORMA FINANCIAL INFORMATION..............................................59
AMERIGO ENERGY DIRECTORS AND EXECUTIVE OFFICERS AFTER THE REORGANIZATION.....63
DIRECTOR AND OFFICER COMPENSATION............................................63
INDEMNIFICATION OF DIRECTORS AND OFFICERS....................................65
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................65
BENEFICIAL OWNERSHIP OF AMERIGO ENERGY'S SHARES..............................65
DESCRIPTION OF AMERIGO ENERGY COMMON STOCK...................................66
PRE-EMPTIVE RIGHTS...........................................................66
EXPERTS......................................................................66
WHERE YOU CAN FIND MORE INFORMATION..........................................67
SIGNATURES...................................................................68
INDEX TO EXHIBITS............................................................69

QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

      Q. WHY AM I RECEIVING THIS PROSPECTUS/INFORMATION STATEMENT?

      A: You are receiving this prospectus/information statement because as a shareholder of Granite you are to receive Amerigo Energy Stock pursuant to the terms of a Reorganization Agreement between Amerigo Energy and Granite.

      This prospectus/information statement contains important information about Amerigo Energy and the Reorganization and you should read it carefully.

      Q. WHY DID AMERIGO ENERGY ENTER INTO THE REORGANIZATION?

      A: Amerigo Energy believes that the Reorganization is in the best interests of its shareholders and other constituencies, including the Granite shareholders because, among other reasons, the Reorganization will provide enhanced value and increased liquidity to shareholders of both companies. Furthermore, as a result of the Reorganization, Amerigo Energy has become an oil and gas company with an improved ability to compete with other larger oil and gas companies and better serve its customers' needs.

      No approval of the shareholders of Amerigo Energy is required under the provisions of Amerigo Energy's Amended Articles of Incorporation or By-laws or applicable law in order to consummate the Reorganization.

      Q. WHY DID GRANITE ENTER INTO THE REORGANIZATION?

      A: Granite's board, management and a majority of its shareholders believe that the Reorganization is in the best interests of the Granite shareholders. An opportunity to be part of a publicly traded, SEC reporting company will provide enhanced value and increased liquidity to shareholders.

      A Majority of the shareholders of Granite approved the Reorganization under the provisions of the Articles of Incorporation and By-laws of Granite and applicable law in order to consummate the Reorganization.

      Q: WHAT WILL GRANITE SHAREHOLDERS RECEIVE IN THE REORGANIZATION?

      A: Under the terms of the Reorganization Agreement, and subject to U.S. Securities and Exchange approval of a registration statement covering the shares, shareholders of Granite will receive 10,000,000 shares of post-split Amerigo Energy Common Stock.

      Q: WHEN IS THE REORGANIZATION EXPECTED TO BE COMPLETED?

      A: We are working to complete the Reorganization as quickly as we can. The asset transfer and issuance of the Amerigo Energy Stock took place on October 31, 2008. We expect to distribute the Amerigo Energy Stock upon approval of the registration statement by the SEC.

      Q: WILL I BE ABLE TO RE-SELL MY NEW SHARES OF AMERIGO ENERGY STOCK?

      The Common Stock of Amerigo Energy being distributed to Granite stockholders in the Reorganization is subject to Rule 145(d) of the Rules and Regulations of the U.S. Securities and Exchange Commission which governs resale of this Common Stock in the public market.

      The Rule provides that any Granite stockholder receiving the shares may resell them after 90 days from the effective date of issuance (October 31, 2008) through a broker dealer in the public market in so-called "brokers transactions" as defined in SEC Rule 144.

      Any person who has not been an "affiliate" of Amerigo Energy for at least 3 months may resell the shares free of the Rule 144 requirements after 6 months from the date they were acquired from Amerigo Energy as long as Amerigo Energy is current in its filings. After a holding period of one year, the shares may be sold without meeting any of the requirements of Rule 144. An "affiliate" is any person controlling, controlled by or under common control with the issuer. This is interpreted to include officers, directors and controlling stockholders of Amerigo Energy. "Affiliates will continue to be subject to the Rule 144 requirements described above.

      Q: WHAT DO I NEED TO DO NOW?

      A: You do not need to take any action now. Once the necessary approvals have been obtained you will be notified as to the receipt of the Amerigo Energy Stock.

      Q: WHO CAN ANSWER MY QUESTIONS?

      A: If you have questions about the Reorganization or desire additional copies of this prospectus/information statement, please contact:

      S. Matthew Schultz
      Chief Executive Officer
      Amerigo Energy, Inc.
      2580 Anthem Village Drive
      Henderson, NV 89052
      (702) 399-9777

SUMMARY

This summary highlights selected information from this prospectus/ information statement. It does not contain all of the information that may be important to you. You should read carefully this entire document and its exhibits and all other documents to which this prospectus/information statement refers. Page references are included in this summary to direct you to a more complete description of topics discussed in this prospectus/information statement.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE REORGANIZATION

The Reorganization is intended to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and accordingly, for federal income tax purposes (i) no gain or loss will be recognized by Amerigo Energy or Granite as result of the reorganization. See further discussion under "Tax Consequences," page 19.


FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus/information statement which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements specifically identified as forward-looking statements within this prospectus/information statement. Examples of forward-looking statements include: (a) projections of income or expense, earnings per share, the payment or non-payment of dividends, capital structure and other financial items; (b) statements of plans and objectives of Amerigo Energy, or its respective directors and officers, including those relating to products or services; (c) statements of future economic results; and (d) statements of assumptions underlying the foregoing statements.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information as long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying the important factors that could cause actual results to differ materially from those discussed in the forward-looking statements. We desire to take advantage of the "safe harbor" provisions of that Act.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained or implied by such forward-looking statements because of various factors and possible events, including those factors specifically identified as "Risk Factors" in this prospectus/information statement beginning on page 8.

Forward-looking statements speak only as of the date on which they are made, and, except as may be required by law; Amerigo Energy does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Amerigo Energy or any person acting on behalf of Amerigo Energy are qualified in their entirety by the cautionary statements set forth in this prospectus/information statement.


RISK FACTORS

The Reorganization and the acquisition of Granite's assets and operations involve significant risks. Please refer to the section captioned "Forward-Looking Statements" on page 14 of this prospectus/information statement.

Risks Related to the Amerigo Energy's Business

Amerigo Energy is subject to a high degree of risk as Amerigo Energy is considered to be in unsound financial condition. The following risks, if any one or more occurs, could materially harm our business, financial condition or future results of operations. If that occurs, the trading price of the Amerigo Energy's Common Stock could further decline.

We Have a History

Since Amerigo Energy's inception we have not been profitable and have reported net losses. For the years ended December 31, 2007 and December 31, 2006 we incurred net losses of $8,952,894 and $298,346, respectively. Our accumulated deficit as of December 31, 2007 was $13,366,985. No assurance can be given that Amerigo Energy will be successful in reaching or maintaining profitable operations, particularly given Amerigo Energy's lack of current business operations. Accordingly, we will likely continue to experience liquidity and cash flow problems.

Lack of Liquidity

Amerigo Energy's Common Stock is currently quoted for public trading on the Over-the-Counter Bulletin Board under the ticker symbol "AGOE". The trading price of the Amerigo Energy's common stock has been subject to wide fluctuations. Trading prices of Amerigo common stock may fluctuate in response to a number of factors, many of which will be beyond Amerigo Energy's control.

The stock market has generally experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies with limited or no business operations. These broad market and industry factors may adversely affect the market price of Amerigo Energy's Common Stock, regardless of our operating performance. Further, until such time as Amerigo Energy is an operating company, it is unlikely that a measurable trading market will exist for Amerigo Energy's Common Stock.

Amerigo Energy's Common Stock is a "Penny Stock" and should be Considered "High Risk" and Subject to Marketability Restrictions.

Since Amerigo Energy's Common Stock is a "penny stock", as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment. Until the trading price of the Common Stock rises above $5.00 per share, if ever, trading in the Common Stock is subject to the "penny stock" rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

   - Deliver to the customer, and obtain a written receipt for, a disclosure document;
   -  Disclose certain price information about the stock;
   - Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
   - Send monthly statements to customers with market and price information about the penny stock; and
   - In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the "penny stock" rules may restrict the ability or willingness of broker-dealers to sell the Common Stock and may affect the ability of holders to sell their Common Stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Funding Difficulties

Given Amerigo Energy's historical operating results, obtaining financing will be extremely difficult. This is further compounded by the extremely limited liquidity in Amerigo Energy's Common Stock and the lack of business operations. Financing, if available, will likely be significantly dilutive to our common stockholders and will not necessarily improve the liquidity of Amerigo Energy's common stock without a vast improvement in our operating results. In the event we are unsuccessful in procuring adequate financing, our financial condition and results of operations will be further materially adversely affected.

"Going Concern" Qualification

As a result of Amerigo Energy's deficiency in working capital at December 31, 2007 and other factors, Amerigo Energy's auditors have stated in their report that there is substantial doubt about Amerigo Energy's ability to continue as a going concern. In addition, Amerigo Energy's cash position is inadequate to pay the costs associated with its operations. No assurance can be given that any debt or equity financing, if and when required, will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should Amerigo Energy be unable to continue existence.

Risks Applicable to Amerigo Energy's Oil and Gas Business

Speculative Nature of Oil and Gas Development Activities ("Project"); Natural and Other Hazards. Exploration, drilling and development of oil and gas properties is not an exact science and involves a high degree of risk. There is no assurance that oil or gas will be found within any prospects or that, if found, sufficient oil or gas production will be obtained to enable Amerigo Energy to recoup its investment in the Project. During any drilling or completion of any prospect, Amerigo Energy could encounter hazards including unusual or unexpected formations, high formation, pressures or other conditions, blow-outs, fires, failure of equipment, and downhole collapses. There can be no assurance that in the event of such problems Amerigo Energy will have sufficient funds to solve such problems. Furthermore, the Project may be subject to liability for pollution and other damages and will be subject to statutes and regulations relating to environmental matters. Although Amerigo Energy and/or the operator drilling the prospects will obtain and maintain the insurance coverage, Amerigo Energy may suffer losses due to hazards against which it cannot insure or against which it may elect not to insure.

Drilling and Production Risks. Exploration for oil and gas is speculative by its very nature, and involves a high risk of loss. A large number of prospects result in dry holes, and others do not produce oil or gas in sufficient quantities to make them commercially profitable to complete or place in production. Many risks are involved that experience, knowledge, scientific information and careful evaluation cannot avoid. An investor must be prepared to lose all of an investment as there can be no assurance that any prospect will result in or continue to have oil or gas production or that production, if obtained, will be profitable. Oil and gas prospects sometimes experience production decline that is rapid and unexpected. Initial production from a prospect (if any) does not accurately indicate any consistent level of production to be derived from it.

Importance of Future Prices, Supply and Demand for Oil and Gas. The revenues which might be generated from the activities of Amerigo Energy will be highly dependent upon the future prices and demand for oil and gas. Factors which may affect prices and demand include worldwide supply; the price of oil produced in the United States or imported from foreign countries; consumer demand; price and availability of alternative fuels; federal and state regulation; and general, national and worldwide economic and political conditions.

In addition to the widely-recognized volatility of the oil market, the gas market is also unsettled due to a number of factors. In the past, production from gas prospects in many geographic areas of the United States has been curtailed for considerable periods of time due to a lack of market demand, and such curtailments may exist in the future. Further, there may be an excess supply of gas in the area of the prospects. In that event, it is possible that prospects will be shut in or that gas in those areas will be sold on terms less favorable than might otherwise be obtained. The combination of these factors, among others, makes it particularly difficult to estimate accurately future prices of oil and gas, and any assumptions concerning future prices may prove incorrect.

Competition. There are large numbers of companies and individuals engaged in exploration for oil and gas and the development of oil and gas properties. Accordingly, Amerigo Energy will encounter strong competition from independent operators and major oil companies. Many of the companies so encountered have financial resources and staffs considerably larger than those available to Amerigo Energy. There are numerous companies and individuals engaged in the organization and conduct of oil and gas programs and there is a high degree of competition among such companies in the offering of their programs.

Markets for Sale of Production. The ability of Amerigo Energy to market oil and gas found and produced, if any, will depend on numerous factors beyond the control of Amerigo Energy, the effect of which cannot be accurately predicted or anticipated. Some of these factors include, without limitation, lifting and transportation costs, the availability of a ready market, the effect of federal and state regulation of production, refining, transportation and sales, and general national and worldwide economic conditions. There is no assurance that Amerigo Energy will be able to market oil or gas produced by the prospects at prices that will prove to be economic after costs.

Price Control and Possible Energy Legislation. There are currently no federal price controls on oil or gas production so that sales of oil or gas by Amerigo Energy can be made at uncontrolled market prices. However, there can be no assurance that Congress will not enact controls at any time. No prediction can be made as to what additional energy legislation may be proposed, if any, nor which bills may be enacted nor when any such bills, if enacted, would become effective.

Environmental Regulations. The exploration, development and production of oil and gas is subject to various federal and state laws and regulations to protect the environment. Various states and governmental agencies are considering, and some have adopted, laws and regulations regarding environmental control which could adversely affect the business of Amerigo Energy. Compliance with such legislation and regulations, together with any penalties resulting from noncompliance therewith, will increase the cost of oil and gas development and production. Some of these costs may ultimately be borne by Amerigo Energy.

Government Regulation. The oil and gas business is subject to extensive governmental regulation under which, among other things, rates of production from wells may be fixed. Governmental regulation also may limit or otherwise affect the market for production and the price which may be paid for that production. Governmental regulations relating to environmental matters could also affect Amerigo Energy's operations. The nature and extent of various regulations, the nature of other political developments and their overall effect upon Amerigo Energy are not predictable. The availability of a ready market for oil and gas, if any, discovered by Amerigo Energy or from existing production and the price obtained for the oil and gas will depend upon numerous factors, including the extent of domestic production and foreign imports of gas and/or oil, the proximity and capacity of pipelines, intrastate and interstate market demand, the extent and effect of federal regulations on the sale of oil and/or natural gas in interstate and intrastate commerce, and other government regulation affecting the production and transportation of oil and/or gas. In addition, certain daily allowable production constraints may change from time to time, the effect of which cannot be predicted by management. There is no assurance that Amerigo Energy will be able to market any oil or gas found or acquired by it at favorable prices, if at all.

Uninsured Risks and Other Potential Liabilities. Amerigo Energy's operations will be subject to all of the operating risks normally connected with drilling for and producing oil and gas, such as blow-outs, pollution, premises liability, workplace injury and other risks and events which could result in the Program incurring substantial losses or liabilities. Amerigo Energy anticipates securing insurance as it deems prudent, affordable, necessary and appropriate. Certain risks of Amerigo Energy, the Project, the Operator and Non-Operating interest holders are uninsurable and others may be either uninsured or only partially insured or limited because of high premium costs, the unavailability of such insurance and/or for other reasons. In the event Amerigo Energy and/or the Project incurs uninsured losses or liabilities, all parties may be at risk and the Project's funds available for exploration and development, as well as funds available for Amerigo Energy's other and ongoing operations, may be reduced or lost completely.

Decline Curve. Production from all oil and gas wells declines over time. The actual rate of decline is subject to numerous factors and cannot, in normal circumstances, be calculated in advance. Production also fluctuates for many reasons. Prospective investors should understand that production from any well may fluctuate and will ultimately decline, rendering the well non-commercial.

Dependence upon Amerigo and the Operators. The operations and financial success of Amerigo Energy depends significantly on its management and of the drilling guarantor. In the event that management of any of these companies becomes unable or unwilling to continue to direct the operations of Amerigo Energy, Amerigo Energy could be adversely affected.

Unpredictability of Oil and Gas Investment. Numerous factors, including fluctuations in oil and gas prices and operating costs and the productive life of the wells make it difficult to predict returns with any accuracy.

Marketing and Pricing. The market for oil and gas produced from the wells is difficult to predict, as well as the costs incurred in connection with such production. Particularly in the case of natural gas, a market may not immediately be available for the gas from a well because of its distance from a pipeline. The gas may therefore remain unsold for an indefinite period of time. Nevertheless, Amerigo Energy will exercise its best efforts to obtain a market for any natural gas produced from the well as soon as possible if production is achieved.

Costs of Treating Natural Gas. Companies that own natural gas production often require that natural gas have certain characteristics before they will purchase it. Gas from an Amerigo Energy well may have to be treated so that the purchasers will take delivery. This treatment might include increasing the pressure, dehydrating it, removing CO2 or other impurities and other items of a similar nature. These treatments may require that additional facilities be built or services be performed. Because these costs concern the operation of a gas well they are treated as lease operating expenses and are generally recouped out of production. The costs of any additional facilities are often paid initially by the first purchasers or gatherers of production, who then reimburse themselves by recouping these capital costs through a minimal reduction of the price paid for the gas. If any gas produced by a well requires special treatment as described above, Amerigo Energy will attempt to minimize the costs associated with treatment and maximize the Project's profits from the sale of the gas.

Delays in Receipt of Cash. Amerigo Energy is involved in the exploration for and development of oil and gas reserves. The unavailability of, or delay in obtaining, necessary materials for drilling and completion activities, or in securing title opinions dated to the first production, may delay, for significant periods after the discovery and production of hydrocarbons, the distribution of any cash to Amerigo Energy. Because each prospect will be drilled and completed in succession and not concurrently, revenue, if any, from each prospect will also be distributed in succession with the completion of the prospect.


MARKET PRICES AND DIVIDENDS AND OTHER DISTRIBUTIONS

STOCK PRICES

AMERIGO ENERGY, INC.

Amerigo Energy shares of Common Stock are not traded on an established market. Amerigo Energy Stock is traded through broker/dealers and in private transactions, and quotations are reported on the OTC Bulletin Board under the symbol "AGOE". OTC Bulletin Board quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The table below sets forth the range of high and low prices paid for transactions in Amerigo Energy shares of Common Stock as reported on the OTC Bulletin Board for the periods indicated. No dividends have been declared or paid on Amerigo Energy Common Stock and none are likely to be declared or paid in the near future.

The following table sets forth the quarterly high and low bid prices for our Common Stock during our last two fiscal years, adjusted for the recent stock split. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and do not necessarily represent actual buy and sell transactions.


                                       		 COMMON STOCK
                                        	 High    Low
						------	------
FISCAL YEAR ENDED DECEMBER 31, 2006:
Fiscal Quarter Ended March 31, 2006    		190.00	130.00
Fiscal Quarter Ended June 30, 2006     		130.00	100.00
Fiscal Quarter Ended September 30, 2006		130.00	100.00
Fiscal Quarter Ended December 31, 2006 		125.00 	 75.00

FISCAL YEAR ENDED DECEMBER 31, 2007:
Fiscal Quarter Ended March 31, 2007     	 75.00 	 47.00
Fiscal Quarter Ended June 30, 2007      	 63.00 	 51.00
Fiscal Quarter Ended September 30, 2007 	 63.00   34.00
Fiscal Quarter Ended December 31, 2007  	 34.00   30.00

FISCAL YEAR ENDED DECEMBER 31, 2008:
Fiscal Quarter Ended March 31, 2008     	 30.00   12.00
Fiscal Quarter Ended June 30, 2008      	 15.00   12.00
Fiscal Quarter Ended September 30, 2008 	 18.00    4.00



GRANITE ENERGY, INC.

Granite Energy, Inc. shares of Common Stock are not traded on an established market. Granite Energy Stock is traded through broker/dealers and in private transactions, and quotations are reported on Pink Sheets under the symbol "GNGI.PK". Pink Sheets quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The table below sets forth the range of high and low prices paid for transactions in Granite Energy shares of Common Stock as reported on the Pink Sheets for the periods indicated. No dividends have been declared or paid on Granite Energy Common Stock and none are likely to be declared or paid in the near future.

The following table sets forth the quarterly high and low bid prices for our Common Stock during our last two fiscal years, adjusted for any stock splits. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and do not necessarily represent actual buy and sell transactions.



                                       		 COMMON STOCK
                                        	 High    Low
						------	------
FISCAL YEAR ENDED DECEMBER 31, 2006:
Fiscal Quarter Ended March 31, 2006      	  8.70 	  4.83
Fiscal Quarter Ended June 30, 2006      	  6.04 	  4.35
Fiscal Quarter Ended September 30, 2006  	  4.83 	  3.09
Fiscal Quarter Ended December 31, 2006   	  4.21 	  2.18

FISCAL YEAR ENDED DECEMBER 31, 2007:
Fiscal Quarter Ended March 31, 2007      	  4.64 	  1.45
Fiscal Quarter Ended June 30, 2007       	  2.71 	  1.69
Fiscal Quarter Ended September 30, 2007 	  1.93 	  1.11
Fiscal Quarter Ended December 31, 2007  	  2.89 	  1.16

FISCAL YEAR ENDED DECEMBER 31, 2008:
Fiscal Quarter Ended March 31, 2008      	  2.48 	  0.30
Fiscal Quarter Ended June 30, 2008       	  1.01 	  0.36
Fiscal Quarter Ended September 30, 2008 	  0.90 	  0.38


DIVIDENDS AND OTHER DISTRIBUTIONS

Amerigo  Energy   has  never   paid  cash  dividends  on  our  common  stock  or
preferred stock. We currently intend to retain earnings, if any, for use in our business and do not anticipate paying any cash dividends in the foreseeable future.

Granite Energy has never paid any dividends on its common stock.

HOLDERS

On September 30, 2008, there were approximately 63 holders of Amerigo Energy, Inc. Common Stock and holders of Granite Energy Common Stock.

THE REORGANIZATION

The Reorganization Agreement provided for a corporate reorganization of Amerigo Energy in which Amerigo Energy on October 31, 2008 acquired substantially all of the assets and operations of Granite in exchange for 10,000,000 newly issued shares of Amerigo Energy Stock. The Reorganization Agreement is filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus/information statement is a part.

THE PARTIES

AMERIGO ENERGY, INC.
2580 Anthem Village Drive
Henderson, NV 89052
(702) 399-9777

Amerigo Energy, formerly known as Strategic Gaming Investments, Inc., was incorporated under the laws of the State of Delaware in 1973. Amerigo Energy has one wholly-owned subsidiary, Amerigo, Inc., a Nevada corporation ("Amerigo") and a majority owned investment in GreenStart, Inc., a Nevada corporation ("GreenStart"). Effective September 3, 2008 Amerigo Energy declared a dividend to its shareholders of all the outstanding shares of common stock of another subsidiary, Strategic Gaming Investments, Inc., a Nevada corporation and another subsidiary, The Ultimate Poker League, Inc., also a Nevada corporation was liquidated and dissolved.

Prior to the acquisition of the assets of Granite, Amerigo Energy operated in the gaming, entertainment and hospitality sectors. Amerigo Energy Common Stock shares are traded on the OTC Bulleting Board through the National Association of Securities Dealer Automated Quotation Bulleting Board System, under the symbol "AGOE".

Amerigo, incorporated in Nevada on January 11, 2008, holds certain assets formerly of Granite, including computers, software, telephone system, small office equipment, machinery, and furniture.

GreenStart was incorporated in Nevada on June 12, 2007. GreenStart has significant patents, licenses and technologies that are sustainable in producing large volumes of clean, renewable, non-global warming energy from the conversion of any carbon-based feedstock either solid or liquid, such as municipal solid waste (MSW), coal, sewage, used tires, forestry waste, agriculture waste, animal carcasses and biomass to a flexible combination of electricity, steam, fuels, chemicals and hydrogen. This approach carries with it some distinct social and economic advantages. GreenStart's units offer value by generating substantial revenue streams, eliminating the need for future landfills, while creating energy and renewable fuels from waste products with little or no value. This primary energy is converted with greater efficiency and with less waste than current methods.


GreenStart's Downdraft Gasification technology overcomes many problems related to other gasifiers, producing a clean Synthesis gas (made up primarily of Hydrogen and Carbon Monoxide). The Syn-gas is efficiently converted by a Catalytic Slurry Cyclone Reactor licensed by the University of Utah into liquid fuels (Dimethyl Ether, Ethanol, Gasoline, Jet Fuel or Diesel Fuel) or can be burned directly in a gas turbine to create electricity. The Dimethyl Ether
(DME) like Syn-gas is a building block used in the chemical industry and can be converted to several different products, depending on the catalyst used. Results are 100% green power, water and air emissions that are environmentally safe.


GRANITE ENERGY, INC.
2580 Anthem Village Drive
Henderson, NV 89052
Phone: (801) 532-6800

Granite Energy, formerly known as Wcollect Inc., was, prior to the Reorganization, an independent energy company headquartered in Salt Lake City, Utah, focused on oil and gas development, exploration and production. Granite Energy was incorporated under the laws of Nevada on December 1, 2005. In the Reorganization, Granite on October 31, 2008, transferred substantially all its assets and operations to Amerigo Energy in return for Amerigo Energy Stock. Upon the approval of the registration statement by the SEC Granite will no longer own the Amerigo Energy Stock. Granite will distribute the Amerigo Energy Stock to Granite shareholders.


CONDITIONS TO THE REORGANIZATION

The completion of the Reorganization depends upon the satisfaction of a number of conditions, including the approval of the United States Securities and Exchange Commission to the distribution of the Amerigo Energy Stock to Granite shareholders.

SELECTED FINANCIAL DATA OF AMERIGO ENERGY. (HISTORICAL)

The following table sets forth selected consolidated historical data of Amerigo Energy (Strategic Gaming Investments, Inc.) for the periods and at the dates indicated. This data has been derived in part from and should be read together with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus/information statement. Financial data at September 30, 2008 and 2007, is derived from unaudited financial data included elsewhere in this prospectus/information statement. Amerigo Energy believes that the interim financial data reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending December 31, 2008.



                                        FOR THE 9 MONTHS ENDED SEP 30
                                              2008            2007

INCOME STATEMENT DATA
 Total operating expenses                    652,455       5,942,398
 Total other expenses                              -       2,675,125
Net Loss                                    (652,284)     (8,617,523)

PER SHARE DATA
 Basic and diluted per share loss              (1.16)          (0.95)
 Weighted avg. shares outstanding            560,498       9,091,581


                                        SEP 30, 2008    DEC 31, 2007
BALANCE SHEET DATA (PERIOD END)
 Total assets                                      -         503,793
 Accounts payable                            451,458         208,623
 Bank overdraft                                    -           7,116
 Accrued interest                                  -          65,030
 Accounts payable -RP                              -         179,533
 Advances from related parties               167,541          97,401
 Lawsuit settlement payable                    3,000               -
 Accrued payroll for related party           108,304         577,235
 Convertible notes paybale                         -         184,629
 Shareholder's deficit                      (730,304)       (815,774)

SELECTED FINANCIAL DATA OF GRANITE ENERGY (HISTORICAL)

The following table sets forth selected consolidated historical data of Granite for the periods and at the dates indicated. This data has been derived in part from and should be read together with the audited consolidated financial statements and notes thereto included elsewhere in this prospectus/information statement. Financial data at September 30, 2008 and 2007, and for the nine months ended September 30, 2008 and 2007, is derived from unaudited financial data included elsewhere in this prospectus/information statement.

Granite believes that the interim financial data reflects all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of results of operations for those periods and financial position at those dates. The results of operations for the nine-month period ended September 30, 2008 are not necessarily indicative of the operating results to be anticipated for the fiscal year ending December 31, 2008.


                                        FOR THE 9 MONTHS ENDED SEP 30
                                              2008            2007

INCOME STATEMENT DATA
 Revenues                                  1,480,380        3,014,773
 Cost of sales                             1,560,294        1,323,440
 Gross Profit                                (79,914)       1,691,333
 Total operating expenses                  1,867,019        9,387,928
 Total other expenses (income)              (217,038)         (47,285)
Net Loss                                  (2,163,971)      (7,743,880)

PER SHARE DATA
 Basic and diluted per share loss              (0.04)           (0.14)
 Weighted avg. shares outstanding         54,684,972       57,326,113


                                        SEP 30, 2008     DEC 31, 2007
BALANCE SHEET DATA (PERIOD END)
 Total assets                              8,120,868       15,698,354
 Accounts payable                             32,539           85,754
 Payroll liabilities                         109,732                -
 Other liabilities                                 -           49,131
 Long term liabilities                     7,525,356       12,946,258
 Shareholder's equity                        453,240        2,617,211

SELECTED PRO FORMA FINANCIAL INFORMATION

The table below sets forth selected pro forma combined consolidated financial information for Amerigo Energy and Granite for the fiscal year ended December 31, 2007 and the nine months ended September 30, 2008. Amerigo Energy's information is derived from and should be read in conjunction with the historical financial statements of Amerigo Energy that appear elsewhere in this prospectus/information statement, and with the pro forma condensed combined consolidated financial statements of Amerigo Energy, which give effect to the reorganization and which appear in this prospectus/information statement under the caption "Pro Forma Financial Information, page 59. The pro forma condensed combined consolidated financial information has been prepared on the basis of the purchase method of accounting, assuming that 10,000,000 shares of Amerigo Energy Common Stock will be issued in the Reorganization and that no Amerigo Energy shareholders have dissenters' rights. For a discussion of the purchase method of accounting, see "Accounting Treatment" on page 20 of this prospectus/information statement.


                                    ENDED SEP 30
                                        2008

INCOME STATEMENT DATA
 Revenues                            1,480,380
 Cost of sales                       1,560,294
 Gross Profit                          (79,914)
 Total operating expenses            2,519,303
 Total other expenses (income)         217,038
Net Loss                            (2,816,255)


                                   SEP 30, 2008         DEC 31, 2007
BALANCE SHEET DATA (PERIOD END)
 Total assets                         8,120,868           16,202,147
 Accounts payable                       483,997              294,377
 Payroll liabilities                    109,732              577,235
 Other liabilities                            -               49,131
 Long term liabilities                7,525,356           13,130,887
 Shareholder's equity                  (277,063)           1,801,437

SOLICITATION AND REVOCATION OF PROXIES

Solicitation and revocation of proxies are not applicable to this transaction. Amerigo Energy shareholders are not entitled to vote on this Asset Purchase transaction. In accordance with Nevada Revised Statutes a majority of shareholders of Granite have consented to the Reorganization.

BACKGROUND OF THE REORGANIZATION

The Amerigo Energy management has periodically discussed with Granite executives and reviewed with its management team and industry consultants, the business of oil and gas, strategic directions, and financial performance. The management of both companies has at times also discussed various potential strategic options, including strategies to increase Amerigo Energy's market area and products offerings, with the intent of ultimately creating more value for its shareholders.

A challenge for the Amerigo Energy and Granite management has been the growth, and the general state of the oil and gas industry regionally and nationally. The parties have also recognized the environment of heightened regulatory scrutiny of the oil and gas industry, the increasing costs of exploration and drilling, and the impact of economic issues on existing oil prices well as the availability of alternative fuel in the market.

The parties have identified impediments to future growth and profitability including expensive technological changes, the proliferation of competition in the oil and gas industry, and the increase in cost of doing business due to heightened regulatory demands.

As part of that engagement, and following input by Granite executives with regard to the strategic alternatives faced by Amerigo Energy, relevant financial projections, and the advantages and disadvantages to Granite of remaining independent, Amerigo Energy decided to seek further input as to whether there may be parties interested in a strategic combination with Amerigo Energy.

AMERIGO ENERGY'S AND GRANITE'S REASONS FOR THE REORGANIZATION

The  Amerigo  Energy  and  Granite  Board  of  Directors  determined  that  the
Reorganization Agreement is fair to, and in the best interest of, Amerigo Energy, Granite and their shareholders. In reaching their decisions to approve the Reorganization Agreement, Board of Directors of Amerigo Energy and Granite consulted with management, as well as its financial and legal advisors, and considered a number of factors, including the following (i) increased ability to raise capital, (ii) greater liquidity for shareholders, (iii) greater transparency as a registered company, and (iv) opportunity to make future acquisitions.

STOCK ISSUANCE AND SETTLEMENT OF LIABILITIES

Payment of Indebtedness

As contemplated by the terms of the Reorganization Agreement, on October 31, 2008, the following transactions took place:

(i)General Accounts Payable of Amerigo Energy shall be converted into 182,030 shares of Common Stock in exchange for full releases.

(ii)UPL shall be liquidated concurrent with the Closing. As a creditor of Amerigo Energy, UPL, shall execute a full release in favor of Amerigo Energy and Granite.

(iii)The Amerigo Energy account payable in favor of Gregory L. Hrncir, outside counsel to Amerigo Energy, shall remain with Amerigo Energy post-Closing.

(iv)The Amerigo Energy account payable in favor of Franklin Griffith & Associates shall be converted into 48,045 shares of Common Stock of Amerigo Energy in exchange for a full release prior to the Closing.

(v)The Amerigo Energy account payable in favor of Kenneth D. Olsen shall be converted into 5,200 shares of Common Stock of Amerigo Energy in exchange for full release prior to the Closing.

(vi)The Amerigo Energy account payable in favor of Maren Life Reinsurance Ltd. shall be converted 4,000 shares of Common Stock of Amerigo Energy in exchange for a full release prior to Closing.

(vii)The Amerigo Energy account payable in favor of Reeves Evans McBride & Zhang LLP, the independent auditors of Amerigo Energy, shall remain with Amerigo Energy post-Closing.

(viii) The Amerigo Energy account payable in favor of Anthem Village Executive Suites shall remain with Amerigo Energy post-Closing and shall be payable in the form of 12,423 shares of Common Stock of Amerigo Energy in exchange for a full release post-Closing.

(ix)The Granite account payable in favor of American Stock Transfer and Trust Company shall be assumed by Amerigo Energy post-Closing and shall be paid in the form of cash.

(x)The Amerigo Energy account payable in favor of De Joya Griffith & Company shall remain with Amerigo Energy post-Closing and shall be paid in the form of 12,587 shares of Common Stock of Amerigo Energy in exchange for a full release.

(xi)The outstanding Amerigo Energy accrued salaries and related party loans shall be addressed as follows:

   (a)Jason F. Griffith - outstanding salary and loans to Amerigo Energy to be converted into 36,170 shares of Amerigo Energy Common Stock as set forth in Exhibit C in exchange for a full release prior to the Closing.

   (b)Franklin Griffith & Associates - which represents outstanding salary and related party loans to/from Lawrence S. Schroeder shall be converted into 45,094 shares of Common Stock of Amerigo Energy in exchange for a full release prior to the Closing

   (c)The Amerigo Energy outstanding loan payable in favor of S. Matthew Schultz shall be converted into 18,511 shares of Common Stock of Amerigo Energy in exchange for a full release prior to Closing.

(xii)All intercompany loans between Amerigo Energy and its subsidiaries will be forgiven.

DISSENTERS' RIGHTS

Granite shareholders do not have dissenters' rights under Nevada Revised Statutes, Section 92A.380.

TAX CONSEQUENCES

Amerigo Energy has received an analysis from De Joya Griffith & Company, LLC, dated August 13, 2008 ("DeJoya") in which Griffith & Company determined that an acquisition, as this one, in which substantially all of the assets and operations of Granite have been exchanged for shares of Amerigo Energy Stock qualifies for non-recognition of income treatment under the Internal Revenue Code (the "Code"), specifically Section 368(a)(1). "Substantially all" means that at a minimum 90 percent of the fair market value of net assets of Granite and 70 percent of the fair market value of the gross assets held by Granite prior to the exchange.

TAX CONSEQUENCES TO AMERIGO ENERGY AND GRANITE

No gain or loss will be recognized by Amerigo Energy or Granite as a result of the Reorganization. The tax basis of the assets of Granite in the hands of Amerigo Energy will be the same as the tax basis of such assets in the hands of Granite prior to the consummation of the Reorganization. The holding period of the assets of Granite to be received by Amerigo Energy will include the period during which such assets were held by Granite.

HOLDING PERIOD.

The holding period of the Amerigo Stock received by a Granite shareholder will commence at the time such shares are received.




REORGANIZATION TREATMENT

The Reorganization is a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Amerigo Energy and Granite each will be a "party to the reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

ACCOUNTING TREATMENT

The Reorganization will be accounted for as a purchase in accordance with U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets of Granite will be recorded at estimated fair market value at the time the Reorganization is consummated. The excess of the estimated fair market value of Amerigo Energy Stock issued and the direct costs of the acquisition over the assets will be recorded as goodwill. The adjustments necessary to record assets at fair value will be amortized to income and expensed over the estimated remaining lives of the related assets. Remaining goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged to expense at the time of impairment.

The pro forma results of applying the purchase method of accounting are shown in the unaudited pro forma financial information appearing elsewhere in this prospectus/information statement. See "Pro Forma Financial Information" on page 59 of this prospectus/information statement.

RESALE OF AMERIGO ENERGY STOCK

Amerigo Energy has registered the Amerigo Energy Stock issued in the Reorganization with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Upon the effectiveness of the registration statement, the resale or other transfer of the Amerigo Stock issued in the Reorganization will be free from restriction, except for restrictions imposed by SEC Rule 145 on re-sales or transfers by any Granite shareholder.

RESALE OF AMERIGO ENERGY SECURITIES

The Common Stock of Amerigo Energy being distributed to Granite stockholders in the Reorganization is subject to Rule 145(d) of the Rules and Regulations of the U.S. Securities and Exchange Commission which governs resales of this Common Stock in the public market.

The Rule provides that any Granite stockholder receiving the shares may resell them after 90 days from the effective date of issuance (October 31, 2008) through a broker dealer in the public market in so-called "brokers transactions" as defined in SEC Rule 144.

Any person who has not been an "affiliate" of Amerigo Energy for at least 3 months may resell the shares free of the Rule 144 requirements after 6 months from the date they were acquired from Amerigo Energy as long as Amerigo Energy is current in its filings. After a holding period of one year, the shares may be sold without meeting any of the requirements of Rule 144. An "affiliate" is any person controlling, controlled by or under common control with the issuer. This is interpreted to include officers, directors and controlling stockholders of Amerigo Energy. "Affiliates will continue to be subject to the Rule 144 requirements described above.

THE REORGANIZATION AGREEMENT

The following is a description of the material terms of the Reorganization Agreement. A complete copy of the Reorganization Agreement is attached as exhibit 2.1 to the registration statement of which this prospectus is a part of (see www.sec.gov).

Pursuant to the terms and subject to the conditions of the Reorganization Agreement, on October 31, 2008 Granite transferred substantially all its assets and operations to Amerigo Energy in exchange for 10,000,000 shares of Amerigo Energy Common Stock (the "Amerigo Energy Stock"). Re-sale of the Amerigo Energy Stock is restricted, subject to SEC effectiveness of the registration statement and to the provisions of SEC Rule 145.

As promptly as practicable after the effective date of the registration statement Amerigo Energy's transfer agent will mail to each holder of Amerigo Energy Stock certificates for the Amerigo Energy Stock.

INFORMATION WITH RESPECT TO AMERIGO ENERGY, INC.

DESCRIPTION OF AMERIGO ENERGY'S BUSINESS

General

The Amerigo Energy's business plan includes developing oil and gas reserves while increasing the production rate base and cash flow. It plans to continue acquiring oil and gas leases for drilling and to take advantage of other opportunities and strategic alliances.

As an independent energy company headquartered in Salt Lake City, Amerigo Energy, through its wholly owned subsidiary, Amerigo, is focused on obtaining oil and gas reserves through acquisition of proved developed producing wells, developing economical and viable exploitation and exploration drilling prospects, optimizing the production from Amerigo Energy's current base oil and gas properties, and optimizing the processing of marketable oil and gas sold at the optimum oil and gas prices for Amerigo Energy's area of operations. Through analysis and research, Amerigo Energy seeks to reduce risk by following investment criteria which identify low to medium risk drilling opportunities within existing oil and gas fields, while selecting optimal drilling sites with the optimal potential of developing the maximum amount of oil and gas reserves. Amerigo Energy believes that this increases the probability of developing economic oil and gas reserves and cash flows that will benefit both Amerigo Energy and shareholders.

DESCRIPTION OF GREENSTART'S BUSINESS

General

GreenStart was incorporated in Nevada on June 12, 2007. GreenStart has significant patents, licenses and technologies that are sustainable in producing large volumes of clean, renewable, non-global warming energy from the conversion of any carbon-based feedstock either solid or liquid, such as municipal solid waste (MSW), coal, sewage, used tires, forestry waste, agriculture waste, animal carcasses and biomass to a flexible combination of electricity, steam, fuels, chemicals and hydrogen. This approach carries with it some distinct social and economic advantages. GreenStart's units offer value by generating substantial revenue streams, eliminating the need for future landfills, while creating energy and renewable fuels from waste products with little or no value. This primary energy is converted with greater efficiency and with less waste than current methods.

GreenStart's Downdraft Gasification technology overcomes many problems related to other gasifiers, producing a clean Synthesis gas (made up primarily of Hydrogen and Carbon Monoxide). The Syn-gas is efficiently converted by a Catalytic Slurry Cyclone Reactor licensed by the University of Utah into liquid fuels (Dimethyl Ether, Ethanol, Gasoline, Jet Fuel or Diesel Fuel) or can be burned directly in a gas turbine to create electricity. The Dimethyl Ether
(DME) like Syn-gas is a building block used in the chemical industry and can be converted to several different products, depending on the catalyst used. Results are 100% green power, water and air emissions that are environmentally safe.

DESCRIPTION OF AMERIGO, INC'S BUSINESS

Amerigo, Inc., incorporated in Nevada on January 11, 2008, holds certain assets formerly of Granite, including computers, software, telephone system, small office equipment, machinery, and furniture. Amerigo was a subsidiary of Granite to the transaction between Amerigo Energy and Granite.

Amerigo Energy shares of Common Stock are not traded on an established market. Amerigo Energy Stock is traded through broker/dealers and in private transactions, and quotations are reported on the OTC Bulletin Board under the symbol "AGOE". OTC Bulletin Board quotations reflect interdealer prices, without mark-up, mark-down or commission and may not represent actual transactions. The table below sets forth the range of high and low prices paid for transactions in Amerigo Energy shares of Common Stock as reported on the OTC Bulletin Board for the periods indicated. No dividends have been declared or paid on Amerigo Energy Common Stock and none are likely to be declared or paid in the near future.





The following table sets forth the quarterly high and low bid prices for our Common Stock during our last two fiscal years, adjusted for the recent stock split. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and do not necessarily represent actual buy and sell transactions.



                FY2008       		FY2007      		FY2006
            (as of 9/30/08)
             High    Low  		High 	 Low  		High  	Low
	     -----   -----		-----	 -----		------	------
1st Quarter  30.00   12.00		75.00 	 47.00		190.00	130.00
2nd Quarter  15.00   12.00		63.00	 51.00		130.00	100.00
3rd Quarter  18.00   4.00		63.00	 34.00		130.00	100.00
4th Quarter              		34.00	 30.00		125.00 	 75.00

INDEX TO AMERIGO ENERGY FINANCIAL INFORMATION

   (1)  Financial Statements at and as of September 30, 2008 (Unaudited):

         a. Consolidated Balance Sheets as of September 30, 2008 and December 31, 2007
         b. Consolidated Statements of Income for the nine months ended September 30,
            2008 and 2007
         c. Consolidated Statements of Cash Flows for the nine months ended September 30, 2008 and 2007
         d. Notes to Consolidated Financial Statements

   (2)  Financial Statements at and as of December 31, 2007 and 2006 (Audited):

         a. Report of Independent Registered Public Accounting Firm
         b. Consolidated Balance Sheets as of December 31, 2007 and 2006
         c. Consolidated Statements of Income for the two years ended December 31, 2007, and 2006
         d. Consolidated Statements of Cash Flows for the two years ended December 31, 2007, and
         e. Consolidated Statements of Shareholders' Equity for the two years ended December 31, 2007, and 2006
         f. Summary of Significant Accounting Policies
         g. Notes to Consolidated Financial Statements





  (1)  Financial Statements at and as of September 30, 2008 (Unaudited):

                      		AMERIGO ENERGY, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                                       UNAUDITED                 AUDITED
                                                                         AS OF                    AS OF
                                                                     SEPTEMBER 30,             DECEMBER 31,
									  2008			   2007
								     ------------	       -----------
                             ASSETS
   Current assets
   Cash                                                              $		-              $	 -
								     ------------	       -----------
          Total current assets							-                        -

   Other current assets
    Accounts receivable								-                    3,693
    Advances to related party							-                  500,100
          Total other current assets						-                  503,793
								     ------------	       -----------
   Total assets                                                      $		-              $   503,793
								     ============	       ===========
             LIABILITIES AND STOCKHOLDERS' (DEFICIT)

   Current liabilities
    Accounts payable                                                 $    451,458                  208,623
    Bank overdraft								-                    7,116
    Accrued interest								-                   65,030
    Accounts payable - related parties						-                  179,533
    Advances from related parties					  167,541                   97,401
    Lawsuit settlement payable						    3,000
    Accrued payroll for related party					  108,304                  577,235
								     ------------	       -----------
          Total current liabilities					  730,303                1,134,939

   Convertible notes payable to related party, less current
   maturity of $0, net of unamortized discount of $901,316			-                  184,629

   Stockholders' (deficit)
    Preferred Stock (25,000,000 shares
       authorized and zero issued and outstanding)				-                        -
    Common stock; $.001 par value; 100,000,000 authorized;
       560,498 and 9,447,137 shares issued and outstanding
       as of September 30, 2008 and December 31, 2007,
       respectively                                        		   11,096                    9,447
   Additional paid-in capital					       12,189,184               12,541,764
   Receivable of shares issued										 -
   Accumulated (deficit)					      (12,930,583)             (13,366,985)
								     ------------	       -----------
          Total stockholders' (deficit)					 (730,304)                (815,774)
								     ------------	       -----------
          Total liabilities and stockholders' (deficit)              $		-              $   503,794
								     ============	       ===========



			See Accompanying Notes to Financial Statements

                      	      AMERIGO ENERGY, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                   Unaudited                             Unaudited
                                                UNADITED           CONSOLIDATED         UNAUDITED        CONSOLIDATED
                                                9 months ended     9 months ended    	3 months ended   3 months ended
                                              	September 30,	   September 30,	September 30,	 September 30,
						2008		   2007			2008		 2007
						--------------	   --------------	--------------	 --------------
Revenue	 				    	$            - 	   $            - 	$            - 	 $            -

Operating expenses
	Compensation expense	                             - 	     4,361,888.00 	             - 	              -
	Consulting expense	                       641,455 	     1,031,050.00 	        50,293 	              -
	General and administrative	                10,828 	       549,460.19 	        (4,402)	     195,560.19
						--------------	   --------------	--------------	 --------------
		Total operating expenses	       652,284 	     5,942,398.19 	        45,891 	     195,560.19
						--------------	   --------------	--------------	 --------------
		Loss from operations	              (652,284)	    (5,942,398.19)	       (45,891)	    (195,560.19)

Other income (expenses):
	Amortization of discount on
	  convertible notes payable	                     - 	       (17,178.00)	             -	      (6,799.00)
	Loss from rescinded Merger	                     - 	    (2,576,786.00)	             -       (20,975.00)
	Interest expense on warrant
	  with convertible notes payable	             - 	       (32,733.00)	             - 	      	      -
	Interest expense	                             - 	       (48,427.67)	             -       (37,574.67)
						--------------	   --------------	--------------	 --------------
		Total other income (expenses)	             - 	    (2,675,124.67)	             -       (65,348.67)
						--------------	   --------------	--------------	 --------------
(Loss) before provision for income taxes &
	other comprehensive income / (loss)	      (652,284)	    (8,617,522.86)	       (45,891)     (260,908.86)

Provision for income taxes		                    			- 		                      -

(Loss) before othe
 comprehensive income / (loss)	                      (652,284)	    (8,617,522.86)	       (45,891)     (260,908.86)

Other comprehensive income / (loss)		             			- 		                      -

Net (loss)	 				$     (652,284)	    (8,617,522.86)	$      (45,891)     (260,908.86)
						--------------	   --------------	--------------	 --------------
Basic and diluted (loss) per common share	$        (1.16)	   $        (0.95)	$        (0.08)  $        (0.03)
						==============	   ==============	==============	 ==============
Basic and diluted weighted average
	common shares outstanding	               560,498 	        9,091,581 	       560,498	      9,447,137
						==============	   ==============	==============	 ==============


			See Accompanying Notes to Financial Statements


                      	      AMERIGO ENERGY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



									Unaudited		Unaudited
									9 months ended		9 months ended
									September 30,		September 30,
									2008			2007
									--------------		--------------
Cash flows from operating activities:
   Net loss				 				$     (652,284)		$   (8,617,523)
   Adjustments to reconcile net loss to
     net cash used by operating activities:
   Changes in operating assets and liabilities:
	Accounts receivable			 			$	 3,693 		$	     -
	Stocks and options issued for services / to settle debt		        (2,169)		     5,392,938
	Increase / (decrease) in stock subscription			 	     -   		 2,500
	Interest expense on warrant with convertible notes payable		     -   		86,176
	Amortization of discount on convertible notes payable			     -   		10,379
	Forgiveness of related party payable			 		61,881 		 	     -
	Cost associated with rescinded merger			 		     -   		   600
	Loss associated with rescinded merger			 		     -   	     2,467,808
	Stock options issued						       476,418 		 	     -
	Depreciation and amortization			 			     -   		 2,597
	(Increase) / decrease in prepaid expenses			 	     -   		   999
	(Increase) / decrease in loans and bank receivables			     -   		 8,228
	Increase / (decrease) in accounts payable			       242,835 		       131,191
	Increase / (decrease) in accounts payable - related party	      (179,533)			44,804
	Increase / (decrease) in accrued interest			 	     -   		17,531
	Increase / (decrease) in accrued payroll			       (16,865)		 	93,760
	Lawsuit settlement payable			 			 3,000 		 	     -
									--------------		--------------
		Net cash used by operating activities		 	$      (63,024)		$     (358,012)


Cash flows from investing activities:					$	     -
		Net cash used by investing activities		 	$	     - 		$	     -
									--------------		--------------
Cash flows from financing activities:
   Increase in bank overdraft				 		$	     - 		$	 1,840
   Advance to (from) related party				 		70,140 		      (538,818)
   Proceeds from stock receivable				 		     -   		12,500
   Proceeds from issuance of convertible notes payable				     -   	       857,275
									--------------		--------------
		Net cash provided by financing activities 		$	70,140 		$      332,797
									--------------		--------------
Net increase in cash					 		$	 7,116 		$      (25,215)

Cash, beginning of period					 	$	(7,116)		$	25,215
									--------------		--------------
Cash, end of period					 		$	     0 		$	     0
									==============		==============
Supplementary cash flow information:
	Interest paid					 					$	    10
	Receivable of shares issued								$	15,000
	Fair value of warrants issued with convertible notes payable				$      282,989
	Discount on convertible notes payable							$	91,761
									==============		==============

			See Accompanying Notes to Financial Statements


                             AMERIGO ENERGY, INC.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - NATURE OF BUSINESS AND FINANCIAL STATEMENT PRESENTATION

Description of Business and History - Strategic Gaming Investments, Inc., a Delaware corporation ("SGME" or the "Company"), formerly named Left Right Marketing Technology, Inc., was incorporated in 1973. Prior to June 2003, the Company was involved in various businesses, none of which were successful. On June 30, 2003, the Company executed a binding letter of intent which resulted in a merger with Left Right Marketing & Technology, Inc., a Nevada corporation ("LRMT"), in September 2003.

On November 4, 2005, the Company entered into an agreement and plan of reorganization, or the Merger Agreement, with Strategic Gaming Investments, Inc., a Nevada corporation, or SGI. The transaction between the Company and SGI has been accounted for as a recapitalization. Since SGI was the only operating company in the exchange and the stockholders of SGI received a substantial majority of the voting securities of the combined companies, the transaction exchange has been accounted for as a "reverse acquisition" and, effectively, as a recapitalization, in which SGI has been treated as the accounting acquirer (and the legal acquiree), and the Company has been treated as the accounting acquiree (and the legal acquirer).

In August of 2008, our Board of Directors voted to get approval from the shareholders of the Company for a name change from Strategic Gaming Investments, Inc. to Amerigo Energy, Inc. The company received the approval from a majority of its stockholders and filed the amendment to its Articles of Incorporation with the State of Delaware. The name change became effective by the State of Delaware on August 26, 2008. The Company also requested a new stock symbol as a result of the name change. Our new trading symbol is "AGOE".

The financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. These financial statements should be read in conjunction with the financial statements and notes thereto contained in the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on August 21, 2008.

The results of operations for the interim periods shown in this report are not necessarily indicative of results to be expected for the full year. In the opinion of management, the information contained herein reflects all adjustments necessary to make the results of operations for the interim periods a fair statement of such operations. All such adjustments are of a normal recurring nature.

The Company adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income", (SFAS No. 130). SFAS No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes the disclosure of the information that historically has not been recognized in the calculation of net income. For the period ended September 30, 2008, this amount did not vary from net loss from operations.

Going Concern - The Company has an accumulated deficit of $12,930,583 as of September 30, 2008, and currently has no source of revenue or business operations, raising substantial doubt about the Company's ability to continue as a going concern. The Company may seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives. The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's future business operations, which are presently not established. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Principles of Consolidation - The consolidated financial statements include the combined accounts of Strategic Gaming Investments, Inc., a Delaware corporation; Strategic Gaming Investments, Inc., a Nevada Corporation; and The Ultimate Poker League, Inc., a Nevada corporation for financial statements as of September 30, 2007 and December 31, 2007. All material intercompany transactions and accounts have been eliminated in consolidation.


NOTE 2 - STOCKHOLDERS' EQUITY

As  of  September  30,  2008,  there  were  560,226  shares  of   common  stock
outstanding.

On March 16, 2008, all outstanding convertible notes ("Notes"), in the collective original principal amount of $1,095,945, plus accrued interest in the collective amount of $65,600, were converted into 1,653,832 shares of common stock at a conversion price of $0.40 per share. The balance of the notes were settled by giving the 2,500,000 shares of Power Play Development Corporation to the note holders.

Additionally, during the three months ended March 31, 2008, the Company issued warrants to purchase 800,000 shares of common stock, exercisable for a period of ten (10) years at $0.35 per share, to third party consultants. Such warrants were valued at $476,418 using the Black-Scholes valuation methodology, and all of such amount has been expensed on the financial statements of the Company.

On August 18, 2008, our Board of Directors authorized a reverse stock split of the outstanding common stock on the basis of one share for every twenty shares currently issued and outstanding, effective September 5, 2008 (the "Effective Date"). Each twenty shares of common stock of the Company outstanding on the Effective Date were converted automatically into a single share of common stock. There will not be a change in the par value of the common stock of Strategic Gaming. To avoid the existence of fractional shares of common stock, if a stockholder would otherwise be entitled to receive a fractional share, the number of shares to be received was rounded up to the next whole share.

NOTE 3 - NOTES PAYABLE

As of September 30, 2008, there are no outstanding convertible notes.

NOTE 4 - RELATED PARTY TRANSACTIONS

As of September 30, 2008, Larry Schroeder, the Company's President, Chief Executive Officer and a Director, has loaned the Company the sum of $79,707. This loan is non-interest bearing and has no due date assigned to it.

As of September 30, 2008, the Company had $108,304 in accrued payroll payable to the Company's current and former officers.

NOTE 5 - LITIGATION

On March 7, 2006, Mark Newburg and Arnoldo Galassi jointly filed a complaint in District Court, Clark County, Nevada, against Left Right Marketing Technology, Inc. (the former name of Strategic Gaming Investments, Inc.) alleging, among other things, breach of contract relating to promissory notes and employment contracts purportedly outstanding in favor of Messrs. Newburg and Galassi. The Company filed a responsive pleading and denied each of the allegations made by Messrs. Newburg and Galassi.

In March 2008, the Company settled the lawsuit with Mark Newburg and Arnold Galassi. The Company agreed to pay $20,000 in legal fees to the plaintiffs and issued the sum of 250,000 shares of restricted common stock. A shareholder of the Company has agreed to relinquish all legal right and title to 250,000 shares of common stock to the Company. As a result, the issuance of the 250,000 shares of common stock to Messrs. Newburg and Galassi, pursuant to the terms of the settlement, will not result in dilution to the current shareholders of the Company. In addition, the settlement will result in the Company's balance sheet reflecting a reduction of $461,963 in current liabilities.

As of September 30, 2008 the Company owes $3,000 of the $20,000 owed as a part of the settlement.

NOTE 6 - SUBSEQUENT EVENTS

On October 31, 2008 the Company entered into a Reorganization pursuant to a Reorganization Agreement dated as of October 31, 2008. The Reorganization, Granite Energy, Inc. transferred to Amerigo Energy substantially all of its assets and operations, including its subsidiary, Amerigo, Inc. and its controlling interest in GreenStart, Inc. in exchange for 10,000,000 restricted shares of Common Stock of the Company. The Company filed a form 8-K on November 11, 2008 to disclose the transaction. For more information, please refer to that filing.

  (1)      Financial  Statements  at  and  as of December  31,  2007  and  2006
       (Audited):

Larry O'Donnell, CPA, P.C.
Telephone (303) 745-4545
2228 South Fraser Street
Fax (303) 369-9384
Unit I
Email larryodonnellcpa@msn.com
Aurora, Colorado 80014
www.larryodonnellcpa.com


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Strategic Gaming Investments, Inc.

formerly named Left Right Marketing Technology, Inc. Henderson, Nevada

I have audited the accompanying consolidated balance sheet of Strategic Gaming Investments, Inc. formerly named Left Right Marketing Technology, Inc. as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Strategic Gaming Investments, Inc. formerly named Left Right Marketing Technology, Inc. as of December 31, 2007, and the consolidated results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $13,366,985 at December 31, 2007. Additionally, for the year ended December 31, 2007, the Company a net loss of $8,952,893. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Larry O'Donnell, CPA, P.C.

March 26, 2008

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of
Strategic Gaming Investments, Inc.
2580 Anthem Village Dr.
Henderson, NV 89052

We have audited the accompanying balance sheet of Strategic Gaming Investments, Inc. as of December 31, 2006, and the related statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared on the basis of a going concern, which anticipates the payment of liabilities through the realization of assets and operations in the normal course of business. The Company is not a going concern, as it has no assets or ongoing operations. No adjustments have been made to reduce the existing liabilities based on the Company's inability to pay the obligations.


/s/Beadle, McBride, Evans & Reeves, LLP
---------------------------------------
Las Vegas, Nevada
April 17, 2007


                             AMERIGO ENERGY, INC.
                (FORMERLY, STRATEGIC GAMING INVESTMENTS, INC.)
                          CONSOLIDATED BALANCE SHEET
				 			  Audited 	   Audited
				 			   As of 	    As of
							December 31,	 December 31,
							    2007	     2006
							------------	 ------------
 ASSETS

Current assets
   Cash			 				$	   -	 $     25,215
							------------	 ------------
	Total current assets		 			   - 	       25,215

Other current assets
   Bank receivable			 		       3,693 		    -
   Prepaid expense			 			   - 		  999
   Loan receivable			 			   - 		8,228
   Advances to related party			 	     500,100 		    -
							------------	 ------------
	Total other current assets		 	     503,793 		9,227

Intangible Assets,
   net of accumulated amortization				   - 		2,596

Total assets				 		$    503,793 	 $     37,038
							============	 ============
 LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
   Accounts payable			 		$    208,623	 $     93,276
   Accrued interest			 		      65,030 		    -
   Bank overdraft			 		       7,116 		    -
   Accounts payable - related parties			     179,533 	       30,000
   Advances from related parties			      97,401 	      131,158
   Accrued officers' compensation			 	   - 	       25,834
   Short term note payable			 		   - 	      120,000
   Accrued payroll for related party			     577,235 	      461,963
							------------	 ------------
	Total current liabilities			   1,134,938 	      862,231

Convertible notes payable to related party,
   less current maturity of $0,
    net of unamortized discount of $901,316		     184,629	 	    -

Stockholders' (deficit)
   Preferred Stock (25,000,000 shares
    authorized and zero issued and outstanding)			   - 		    -
   Common stock; $.001 par value; 100,000,000
    authorized; 9,447,137 and 8,047,137 shares
    issued and outstanding as of December 31,
    2007 and December 31, 2006, respectively		       9,447 		8,048
   Additional paid-in capital			 	  12,541,764 	    3,580,849
   Receivable of shares issued			 		   - 		    -
   Accumulated (deficit)			 	 (13,366,985)	   (4,414,090)
							------------	 ------------
	Total stockholders' (deficit)		 	    (815,774)	     (825,193)
							------------	 ------------
	Total liabilities and stockholders' (deficit)	$    503,793	 $     37,038
							============	 ============

			See Accompanying Notes to Financial Statements




                             AMERIGO ENERGY, INC.
                (FORMERLY, STRATEGIC GAMING INVESTMENTS, INC.)
                     CONSOLIDATED STATEMENTS OF OPERATIONS



				 			   Audit 	    Audit
							Year Ended	 Year Ended
							December 31,	 December 31,
							    2007	     2006
							------------	 ------------

Revenue				 			$	   - 	 $	    -

Operating expenses
   Compensation expense			 		   4,361,888 		    -
   Consulting expense			 		   1,175,129 		    -
   General and administrative			 	     605,181 	      287,666
							------------	 ------------
	Total operating expenses		 	   6,142,198 	      287,666
							------------	 ------------
	Loss from operations		 		  (6,142,198)	     (287,666)

Other income (expenses):
   Amortization of discount on convertible
     notes payable			 		     (78,012)		    -
   Loss from rescinded Merger			 	  (2,576,786)		    -
   Interest expense on warrant with convertible
     notes payable			 		     (59,973)		    -
   Interest expense			 		     (95,927)	      (10,680)
							------------	 ------------
	Total other income (expenses)		 	  (2,810,697)	      (10,680)
							------------	 ------------
   (Loss) before provision for income taxes &
	other comprehensive income / (loss)		  (8,952,895)	     (298,346)

Provision for income taxes				 	   1 		    -

   (Loss) before other comprehensive income / (loss)	  (8,952,894)	     (298,346)

Other comprehensive income / (loss)				   1 		    -

Net (loss)				 		$ (8,952,893)	 $   (298,346)
							------------	 ------------
Basic and diluted (loss) per common share		$      (0.98)	 $	(0.05)
							============	 ============
Basic and diluted weighted average
   common shares outstanding			 	   9,180,470 	    5,698,526
							============	 ============


			See Accompanying Notes to Financial Statements





                             AMERIGO ENERGY, INC.
                (FORMERLY, STRATEGIC GAMING INVESTMENTS, INC.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS



									    Audited		    Audited
									12 months ended		12 months ended
									  December 31,	 	  December 31,
							    		      2007	     	     2006
									---------------		---------------
Cash flows from operating activities:
   Net loss				 				$    (8,952,895)	$      (298,346)
   Adjustments to reconcile net loss to
     net cash used by operating activities:
   Changes in operating assets and liabilities:
     Stocks and options issued for services / to settle debt		      5,392,938 		 20,000
     Increase / (decrease) in stock subscription			 	  2,500 		      -
     Interest expense on warrant with convertible notes payable			113,416 		      -
     Amortization of discount on convertible notes payable			 71,213 		      -
     Cost associated with rescinded merger			 		    600 		      -
     Loss associated with rescinded merger			 	      2,467,808 		      -
     Depreciation and amortization			 			  2,597 		  2,826
     (Increase) / decrease in prepaid expenses			 		    999 		   (999)
     (Increase) / decrease in loans and bank receivables			  4,535 		 (8,228)
     Increase / (decrease) in accounts payable			 		115,346 		 18,996
     Increase / (decrease) in accounts payable - related party			149,532 		      -
     Increase / (decrease) in accrued interest					 65,030 		      -
     Increase / (decrease) in accrued payroll			 		 89,438 		 25,834
     Increase / (decrease) in contingency payable			 	      - 	        (25,000)
									---------------		---------------
	Net cash used by operating activities		 		       (476,943)	       (264,917)

Cash flows from investing activities:
   Liabilities assumed from acquisition						 		        (82,502)
   Purchase of property and equipment				 		      - 		 (5,422)
									---------------		---------------
	Net cash used by investing activities		 			      - 	        (87,924)

Cash flows from financing activities:
   Increase in bank overdraft				 			  7,116 		      -
   Advance to (from) related party				 	       (533,858)		 58,056
   Proceeds from stock receivable				 		 12,500 	        200,000
   Proceeds from issuance of convertible notes payable				965,970 	        120,000
									---------------		---------------
	Net cash provided by financing activities 			        451,729 	        378,056
									---------------		---------------
Net increase in cash					 			(25,215)		 25,215

Cash, beginning of period					 		 25,215 		      -
									---------------		---------------
Cash, end of period					 			      0 		 25,215
									===============		===============
Supplementary cash flow information:
        Interest paid                            			$	     10         $	  1,652
        Payroll tax write-off		               			$	      -         $	278,549
        Debt settled with stock		        			$             - 	$	250,000
        Receivable of shares issued					$	 15,000		$	 35,000
        Fair value of warrants issued with convertible notes payable	$	289,989         $	      -
	Discount on convertible notes payable				$	 91,761		$	      -
									===============		===============


                             				AMERIGO ENERGY, INC.
                			 (FORMERLY, STRATEGIC GAMING INVESTMENTS, INC.)
                     			CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT


					 						Additional 	Stock 				Total
					 						Paid-in 	Subscriptions	Accumulated	Stockholders'
	 						Shares		Amount 		Capital		Receivable	Deficit		Deficit
							---------	------		-----------	-------------	------------	------------
Balance, December 31, 2005	 			   98,804 	$   99 	 	$ 3,118,797 	$	    - 	$ (4,311,791)	$ (1,192,895)
							=========	======		===========	=============	============	============
Shares issued for merger with SGI			7,650,000 	 7,650 		     (7,650)		    - 		   - 		   -

Shares issued for interest expense	 		   10,000 	    10 		      9,990 		    - 			      10,000

Record accumulated deficit for SGI	 			- 	     - 		 	  - 		    - 	     (82,502)	     (82,502)

Debt settled with stock	 				   83,333 	    83 		    249,917 		    - 		   - 	     250,000

Shares issued for cash	 				  165,000 	   165 		    164,835 		    - 		   - 	     165,000

Stock subscription 	 				   35,000 	    35 		     34,965 	      (35,000)				   -

Shares issud for services	 			    5,000 	     5 		      9,995 		    - 		   - 	      10,000

Money received on stock subscription	 			- 	     - 		 	  - 	       35,000 		   - 	      35,000

"Adjustment to retained earnings to reflect the
  removal of payroll tax liabilities per IRS"									 	     278,549 	     278,549

Net loss for the year ended December 31, 2006									 	    (298,346)	    (298,346)
							---------	------		-----------	-------------	------------	------------
Balance, December 31, 2006	 			8,047,137 	$8,047	 	$ 3,580,849 	$	    - 	$ (4,414,090)	$   (825,194)
							=========	======		===========	=============	============	============
Shares issued for merger with Neolink	 		  800,000 	   800	 	  2,479,200 	       (2,500)		   - 	   2,477,500

Issuance of convertible debt agreements	 			- 	     -	 	    377,558 		    - 		   - 	     377,558

Shares issued for settlement of merger rescission	  600,000 	   600	 		  - 		    - 		   - 		 600

Issuance of stock options for services	 		        - 	     -	 	  1,031,050 		    - 		   - 	   1,031,050

Issuance of stock options of compensation	 		- 	     -	 	  4,361,888 		    - 		   - 	   4,361,888

Issuance of convertible debt agreements	 			- 	     -	 	    602,524 		    - 		   - 	     602,524

Write off of stock receivable							 			        2,500 			       2,500

Issuance of convertible debt agreements	 			- 	     -	 	    108,695 		    - 		   - 	     108,695

Net loss	 						- 	     - 		  	  - 		    - 	  (8,952,893)	    (335,373)
							---------	------		-----------	-------------	------------	------------
Balance, December 31, 2007	 			9,447,137 	$9,447 		$12,541,764 	$	    - 	$(13,366,985)	 $  (815,774)
							=========	======		===========	=============	============	============


						See Accompanying Notes to Financial Statements



                             AMERIGO ENERGY, INC.
                 (FORMERLY STRATEGIC GAMING INVESTMENTS, INC.)


                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF BUSINESS, HISTORY AND SUMMARY OF SIGNIFICANT POLICIES

Description of Business and History - Strategic Gaming Investments, Inc., a Delaware corporation ("SGME" or the "Company"), formerly named Left Right Marketing Technology, Inc., was incorporated in 1973. Prior to June 2003, the Company was involved in various businesses, none of which were successful. On June 30, 2003, the Company executed a binding letter of intent which resulted in a merger with Left Right Marketing & Technology, Inc., a Nevada corporation ("LRMT") in September 2003.

On November 4, 2005, the Company entered into an agreement and plan of reorganization, or the Merger Agreement, with Strategic Gaming Investments, Inc., a Nevada corporation, or SGI. The transaction between the Company and SGI has been accounted for as a recapitalization. Since SGI is the only operating company in the exchange and the stockholders of SGI received a substantial majority of the voting securities of the combined companies, the transaction exchange has been accounted for as a "reverse acquisition" and, effectively, as a recapitalization, in which SGI has been treated as the accounting acquirer (and the legal acquiree), and the Company has been treated as the accounting acquiree (and the legal acquirer).

Going Concern - The Company incurred net losses of approximately $13,366,985 through December 31, 2007, and currently has no source of revenue, raising substantial doubt about the Company's ability to continue as a going concern. The Company will seek additional sources of capital through the issuance of debt or equity financing, but there can be no assurance the Company will be successful in accomplishing its objectives. The ability of the Company to continue as a going concern is dependent on additional sources of capital and the success of the Company's plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Principles of Consolidation - The consolidated financial statements include the combined accounts of Strategic Gaming Investments, Inc., a Delaware Corporation; Strategic Gaming Investments, a Nevada Corporation; and, the Ultimate Poker League, a Nevada Corporation. All material intercompany transactions and accounts have been eliminated in consolidation.

Year end - The Company's fiscal year end is December 31.

Use of estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes - The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Management feels the Company will have a net operating loss carryover to be used for future years. Such losses may not be fully deductible due to the significant amounts of non-cash service costs. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Net loss per common share - The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive. For the period January 1, 2007, through December 31, 2007, no options and warrants were excluded from the computation of diluted earnings per share because their effect would be antidilutive.

Comprehensive income (loss) - There has been no comprehensive income or loss items as of December 31, 2007.

Concentration of risk - A significant amount of the Company's assets and resources are dependent on the financial support of certain of its shareholders. Should such shareholders determine to no longer finance the operations of the Company, the Company may not be able to continue its activities.

Revenue recognition - The Company has not generated revenues to date from its operations. Once revenues are generated, management will establish a revenue recognition policy.

Advertising costs - The Company recognizes advertising expenses in accordance with Statement of Position 93-7 "Reporting on Advertising Costs." Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communicating advertisements in the period in which the advertising space or airtime is used. The Company has recorded advertising costs of $3,280 for the period from January 1, 2007, through December 31, 2007.

NEW ACCOUNTING PRONOUNCEMENTS

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments," which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 140, "Accounting for
Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation and establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments containing embedded derivatives.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets," which amends SFAS No. 140. SFAS No. 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006 (e.g., January 1, 2007, for calendar year-end entities). The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as, to simplify efforts to obtain hedge-like accounting. SFAS No. 156 permits a service using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute or fair value.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157), which provides guidance on how to measure assets and liabilities that use fair value. SFAS 157 will apply whenever another US GAAP standard requires (or permits) assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This standard also will require additional disclosures in both annual and quarterly reports. SFAS 157 will be effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company).

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement 109 ("FIN 48"), which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN 48, the benefit of a tax position may be recognized only if it is more likely than not that the tax position will be sustained, based on the technical merits of the position, by a taxing authority having full knowledge of all relevant information. We do not expect FIN 48 to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115 ("SFAS 159") which permits entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date.

In December 2007, the FASB issued SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 which applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. The statement is effective for annual periods beginning after December 15, 2008.

The above pronouncements are not currently expected to have a material effect on our financial statements.

NOTE 2 - BUSINESS COMBINATION

On April 18, 2006, the Company consummated the acquisition of Strategic Gaming Investments, Inc., a Nevada corporation ("SGI Nevada"), and its wholly-owned subsidiary, The Ultimate Poker League, Inc., a Nevada corporation. Strategic Gaming Investments, Inc., a Nevada corporation, plans to operate in the gaming, entertainment and hospitality sectors. In conjunction with the acquisition, the Company amended its articles of incorporation and changed its name to Strategic Gaming Investments, Inc. In addition, the Company changed its trading symbol from "LRMT" to "SGME". As a result of the acquisition, there was a change in control of the entity, SGI Nevada. For accounting purposes, SGI Nevada shall be a wholly owned subsidiary of the Company. The transaction is accounted for using the purchase method of accounting. The total purchase price and carrying value of net assets acquired by the Company was $(82,502). The results of operations of SGI Nevada, subsequent to the acquisition date are included in the Company's consolidated statement of losses. In accordance with SFAS No. 141, the Company is the acquiring entity.

Pursuant to the Agreement and Plan of Reorganization ("Agreement"), the Company exchanged 7,650,000 shares common stock for 100% of the issued and outstanding common stock of SGI Nevada. In conjunction with the share exchange, each stockholder of SGI Nevada, received a pro rata portion of the 7,650,000 shares of common stock of the Company issued in the exchange.

The value of the stock that was issued to the stockholders of SGI Nevada, is the historical cost of the Company's net tangible assets. The value of the Company's net tangible assets as of the date of the acquisition did not differ materially from the fair value of the common stock issued.

SGI Nevada had a net loss of $47,995 from January 1, 2006 through April 18, 2006. Accordingly, the following unaudited pro-forma summary statement of operations gives effect, on a consolidated basis, for the full twelve month period ended December 31, 2006:

Twelve months ended December 31, 2006 (Unaudited)


                                                    Pro-forma       Pro-forma
                                  As reported       adjustments     (loss)
				  -----------	    -----------	    ---------
Costs and expenses                $  (229,231)      $   (47,995)    $(277,226)
Other income (expense)                   (119)                           (119)
				  -----------	    -----------	    ---------
Net (loss) before
   discontinued operations           (229,350)          (47,995)     (277,345)
Loss from discontinued
   operations                               -                 -             -
				  -----------	    -----------	    ---------
Net loss                          $  (229,350)      $   (47,995)    $(277,345)



On January 11, 2007, SGME and Neolink Wireless Content, Inc., a Nevada corporation ("Neolink"), closed a merger transaction ("Merger") whereby Neolink became a wholly-owned subsidiary of SGME. The Merger is evidenced by a Merger and Share Exchange Agreement ("Merger Agreement").

Pursuant to the terms of the Agreement, SGME issued the stockholders of Neolink, on a pro-rated basis, a total of One Million (1,000,000) shares of common stock, $0.001 par value, in consideration for 100% of the issued and outstanding capital stock of Neolink. Of those 1,000,000 issued the 500,000 shares of common stock to Donald Beck and 100,000 shares of common stock to John Padon. Mr. Beck is an officer of The Ultimate Poker League, Inc. and Mr. Padon is a director of The Ultimate Poker League, Inc. Both individuals are shareholders of the Company through its acquisition of The Ultimate Poker League on April 18, 2006. After the Merger, Mr. Beck and Mr. Padon each have 600,000 and 125,000 shares of common stock, respectively. In addition, SGME has provided approximately $90,000 of additional financing to Neolink. The Funding was utilized necessary in connection with Neolink's business, operations and affairs.

On April 16, 2007, SGME and Beck entered into a Settlement Agreement and Mutual Release of Claims ("Settlement Agreement") relating to the Merger. The parties mutually decided it was in their respective best interests to terminate the Merger and did so on the following terms: (i) Beck to pay SGME the sum of Fifteen Thousand ($15,000) Dollars for 100% of the issued and outstanding capital stock of Neolink; (ii) Beck and another Neolink stockholder will relinquish a total of Two Hundred Thousand (200,000) shares of SGME common stock issued to them in the Merger; (iii) the employment agreement of Beck will be terminated and the Shares will not be issued; (iv) SGME will assume the real property lease of Neolink as well as the contract for T-1 Internet services; and (v) SGME and Beck have forever released and discharged the other, as well as their spouses, heirs, beneficiaries, shareholders, members, directors, officers, managers, employees, contractors, partners, joint venturers, attorneys, agents, representatives, successors and assigns, as applicable, from any and all contracts and other obligations relating to the Merger.

As a result of the termination of the merger, SGME issued 800,000 shares of its common stocks at market price of $3.10 per share and received $15,000 in exchange. SGME recorded a loss of $2,576,786 from rescinded merger during the nine months ended September 30, 2007.

On July 24, 2007, Strategic Gaming Investments, Inc., a Delaware corporation ("SGME"), and Power Play Development Corporation, a Nevada corporation ("Power Play"), entered into an Agreement and Plan of Merger ("Agreement") whereby Power Play would merge with and into SGME.

Power Play is a Massachusetts based marketing and promotions company. Through its poker creations division (www.pokercreations.com), the company offers legally compliant private-branded online poker applications to national brands, portals and corporations seeking to leverage and extend their brands via the growth and interest in poker. Power Play offers its own poker portal direct to the public through its National League of Poker division (www.nlop.com).

Pursuant to the terms of the Agreement, at the closing of the merger ("Closing") SGME would have issued that certain number of shares of common stock, and options to purchase shares of common stock (on identical terms as the issued and outstanding options as Power Play immediately prior to the Closing), necessary for Power Play stockholders and option holders, collectively, to hold seventy percent (70%) of the issued and outstanding common stock of SGME, calculated on a fully-diluted basis, immediately following the Closing. The Closing is anticipated to occur in the second half of 2007.

Under the Agreement, SGME also agreed to loan Power Play $500,000, consisting of (i) $300,000 upon execution and delivery of the Agreement; (ii) $100,000 on or before August 15, 2007; and (iii) $100,000 on or before September 1, 2007. The loan is in the form of a convertible promissory note with interest at the rate of five percent (5%) per annum, which will be cancelled immediately following the Closing. See Note 8, Subsequent Events.

On June 25, 2007, the Company received $100,000 as an advance to be used towards a potential merger candidate. On July 24, 2007, Strategic Gaming Investments, Inc., a Delaware corporation ("SGME"), and Power Play Development Corporation, a Nevada corporation ("Power Play"), entered into an Agreement and Plan of Merger ("Agreement") whereby Power Play will merge with and into SGME. On July 30, 2007, the $100,000 advance along with an additional $200,000 was deposited as per the agreement related to the merger.

On July 30, 2007, S. Matthew Schultz resigned as Chief Operating Officer and Chairman of SGME. Mr. Schultz's resignation did not involve any disagreement with the Company, its officers or directors. Lawrence S. Schroeder, our existing Chief Executive Officer, President and a Director, will assume the Chairman position.

On October 16, 2007, Jason F. Griffith resigned as Chief Financial Officer and Director of Strategic Gaming Investments, Inc. Mr. Griffith's resignation did not involve any disagreement with the Company, its officers or directors. Lawrence S. Schroeder, our existing Chief Executive Officer, President and Chairman, will assume the Chief Financial Officer position.

On October 11, 2007, the Agreement and Plan of Merger ("Merger Agreement") dated July 24, 2007 between Strategic Gaming Investments, Inc. ("Company") and Power Play Development Corporation ("PPDC") was terminated.

As a result of the termination of the Merger Agreement, the Five Hundred Thousand ($500,000) Dollars in loans made by the Company to PPDC, evidenced by a convertible promissory note ("Note"), has been converted into Two Million Five Hundred (2,500,000) shares of common stock of PPDC.

On October 22, 2007, an Agreement ("Agreement") was entered into by and between the Company, PPDC and several third parties. Pursuant to the terms of the Agreement, the Company is entitled to receive Two Million Five Hundred Thousand (2,500,000) shares of common stock of PPDC if PPDC receives $4,000,000 in financing on or before December 22, 2007 from third parties. There can be no assurance that such financing will occur.

In addition, in the event that the Company is (i) negotiating a third party transaction that requires a non-exclusive license of technology owned by PPDC, or (ii) has concluded a transaction that requires a non-exclusive license to the PPDC's technology, then, in either event, PPDC shall use its best efforts to provide a non-exclusive license to the Company relating to its technology on reasonably favorable terms and conditions; provided, however, that the foregoing obligations of PPDC shall expire on October 22, 2010.

NOTE 3 - STOCKHOLDERS' EQUITY

As of December 31, 2007, there were 9,447,137 shares of common stock outstanding.

On April 18, 2006, articles of amendment reflecting the merger between Strategic Gaming Investments, Inc., a Nevada corporation, and the Company were filed. Pursuant to the Agreement and Plan of Reorganization, the Company's shareholders exchanged 7,650,000 shares common stock in the Company for 76,500 shares common stock in Strategic Gaming Investments, Inc., a Nevada corporation. Specifically, each SGI Nevada shareholder received a pro rata portion of the Company's shares based on the number of SGI Nevada shares exchanged.

On May 1, 2006, the Company issued 10,000 shares of common stock at a price of $1 per share to settle $10,000 in accrued interest on a note payable.

On May 1, 2006, the Company issued 83,333 shares of common stock at a price of $3 per share to settle $250,000 in notes payable.

On June 1, 2006, the Company received cash for 165,000 shares of common stock at a price of $1 per share.

On June 1, 2006, the Company issued a stock receivable subscription for 35,000 shares of common stock at a price of $1 per share.

On August 1, 2006, the Company issued 5,000 shares of common stock for services at a value of $2 per share.

On January 11, 2007, in conjunction with the Merger discussed in Note 2, the Company issued 1,000,000 shares of common stock, with 200,000 in transit to be cancelled per the terms of the Rescission.

During the six months ended June 30, 2007, the company retired 75,000 shares of stock that had previously been issued for services.

The company additionally issued options to employees and consultants during the period. The company valued the issuances using Black Scholes model with 10 year terms and $0.50 exercise prices. There were 355,000 options issued to various related party consultants, which were valued at $1,031,050. There were 1,500,000 options issued to employees and officers valued at $4,361,888. The entire amount has been expensed on the financial statements.

300,000 of the options issued to an employee were forgiven and then reissued as 100,000 to that same employee and 200,000 to a different employee. Thus, there was no net change to the total options issued.

NOTE 4 - NOTES PAYABLE

On January 10, 2007, SGME entered into a note and warrant purchase agreement ("Financing Agreement") with several third parties (collectively, the "Purchasers"), each of whom are accredited investors as such term is defined under the Act.

The Financing Agreement consists of the following terms: (i) an initial investment of $120,000 and subsequent investment(s) of up to $980,000, for a total investment of up to $1,100,000; (ii) the investments shall be evidenced by convertible promissory notes ("Notes") on the following terms: (a) a term of three (3) years, (b) bearing simple interest at the rate of eight percent (8%) per annum, (c) convertible at $0.40 per share, and (d) secured by a first priority security interest in all of the assets of SGME; and (iii) the Purchasers shall be issued warrants to purchase 10,000 shares of common stock for every $10,000 of Notes purchased ("Warrants"), exercisable at $0.40 per share for a period of ten (10) years.

The financing was made in reliance upon the exemptions from securities registration provided by Section 4(2) of the Act and Rule 506 promulgated thereunder.

At December 31, 2007, the Company had approximately $1,085,945 of convertible notes payable to individuals and entities who are also shareholders, principal and interest at 8%, payable three years from the date of issuance, secured by 2,214,863 shares of common stock and 1,585,945 warrants. Principal is convertible into common stock at a conversion price of $0.40 per share of common stock. At the due date the Company has the option to repay the debt or issue common stock. In connection with this transaction, the Company recorded a discount of $880,695, for the fair value of the warrants and beneficial conversion; as of September 30, 2007, the debt is stated net of the unamortized discount of $901,316 at $184,629.

Beneficial Conversion Feature of Debt

In accordance with Emerging Issues Task Force No. 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, the Company recognizes the value of conversion rights attached to convertible debt. These rights give the debt holder the ability to convert his debt into common stock at a price per share that is less than the trading price to the public on the day the loan is made to the Company. The beneficial value is calculated based on the market price of the stock at the commitment date in excess of the conversion rate of the debt and related accruing interest and is recorded as a discount to the related debt and an addition to additional paid in capital. The discount is amortized as interest expense over the remaining outstanding period of related debt.

Warrants issued in connection with notes payable In connection with the issuance of the promissory notes payable, the warrants grant the holders the right to purchase in aggregate 1,585,945 shares of common stock at an exercise price of $0.40 per share from the Company. The Company, in accordance with APB Opinion No. 14, recorded these debts and related warrants as separate securities. The warrants have a term of approximately ten years and became exercisable upon issue. The Company allocated the investment proceeds to the debt and warrants based on their relative fair values. The relative fair value of the warrants was determined to be $748,876, which was charged to additional paid-in capital with a corresponding discount on the notes payable, a reduction of the carrying amount of the debt. The discount is being amortized to interest expense over the term of the debt. The fair value of the warrants was based on the Black-Scholes model. The Black-Scholes calculation incorporated the following assumptions: 0% dividend yield, 74% - 89% average volatility, 4.65% average risk-free interest rate, a ten-year life and an underlying common stock value of $2.40 - $3.75 per share. For the year ended December 31, 2007, debt discount of approximately $136,428 was amortized to interest expense.

As of December 31, 2007, none of the convertible notes has been converted into common stock.


                                                              Weighted average
                                         Number                   exercise
                                        of shares                  price
					---------	      ----------------
Balance, December 31, 2006                      -                            -
   Warrants granted and assumed         1,585,945                         0.40
   Warrants expired                             -                            -
   Warrants canceled                            -                            -
   Warrants exercised                           -                            -
					---------	      ----------------
Balance, December 31, 2007              1,585,945                         0.40


As of December 31, 2007, all warrants outstanding are exercisable.

NOTE 5 - ACCOUNTS PAYABLE AND ACCRUED PAYROLL

As of December 31, 2005, current liabilities include $461,963 in accrued payroll and $278,550 in payroll taxes due and payable to the Internal Revenue Service for social security, medicare, unemployment and withholding taxes for prior periods and $25,000 of contingency payable booked as a result of the rescission agreement. Based on discussions with counsel and the Internal Revenue Service, management believes that certain of these liabilities, are the responsibility of Crazygrazer.com, LLC as a result of the rescission agreement between it and the Company in March 2005.

On January 11, 2007, the Company received confirmation from the Internal Revenue Service that they have determined the Company is not responsible for the outstanding payroll taxes. Accordingly, the Company has removed the liability from the Company's financial statements as of December 31, 2006. Additionally, some two years subsequent to the rescission agreement, no issues have been identified which would require the utilization of the remaining contingency payable.

Since both liabilities were originally booked in connection with the rescission agreement, the amounts have been adjusted to additional paid-in- capital as a modification of the rescission agreement rather than a realization of expenses or forgiveness of debt income during the period

As of December 31, 2007, the $461,963 in accrued payroll has not been definitively resolved. Accordingly, the Company has not removed the liabilities. At the time that an ultimate resolution is determined, to the extent that the Company is not responsible, such liabilities will be credited to additional paid in capital. Please see Note 9 - Subsequent Events.

NOTE 6 - RELATED PARTY TRANSACTIONS

As of December 31, 2007, Larry Schroeder, the Company's President, Chief Executive Officer and a Director, has loaned the Company the sum of $72,862. This loan is non-interest bearing and has no due date assigned to it.

As of December 31, 2007, Anthony Marsiglia, the President of The Ultimate Poker League, Inc., a wholly owned subsidiary of the Company, has loaned the Company the sum of $7,830. This loan is non- interest bearing and has no due date assigned to it.

NOTE 7 - LITIGATION

On March 7, 2006, Mark Newburg and Arnoldo Galassi jointly filed a complaint in District Court, Clark County, Nevada, against Left Right Marketing Technology, Inc. (the former name of Strategic Gaming Investments, Inc.) alleging, among other things, breach of contract relating to promissory notes and employment contracts purportedly outstanding in favor of Messrs. Newburg and Galassi. The Company has filed a responsive pleading and has denied each of the allegations made by Messrs. Newburg and Galassi. Management for the Company believes that the claims relating to the alleged promissory notes and employment contracts are without merit and the ultimate resolution will not have a material effect on the Company. See Note 9 - Subsequent events. This lawsuit was settled in March 2008 for $20,000 cash and 250,000 shares of common stock.

NOTE 8 - DEFERRED INCOME TAX

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of December 31, 2007 are as follows:


Deferred tax assets:

   Net operating loss carryforwards           $   1,112,393
   Stock issued for services                          3,500
                                                  1,115,893
					      -------------
Deferred tax liabilities
   Depreciation and amortization                       (989)
                                                       (989)

Net deferred tax asset                            1,114,904
Less valuation allowance                         (1,114,904)
					      -------------
                                    	      $           -
					      =============

At December 31, 2007, the Company had federal net operating loss ("NOL") carry forwards of approximately $1,115,893. Federal NOLs could, if unused, begin to expire in 2021.

The valuation allowance for deferred tax assets as of December 31, 2007 was $1,114,904.



NOTE 9 - SUBSEQUENT EVENTS

In March 2008, the company settled the lawsuit with Mark Newburg and Arnold Galassi. The company agreed to pay $20,000 in legal fees to the plaintiff and give 250,000 shares of restricted stock. A shareholder of the company has agreed to turn in 250,000 shares of stock to the company to assist in this, so there will be no dilution to the other shareholders. This settlement will remove $461,963 of liabilities from the balance sheet.

In March 2008, the company issued convertible promissory notes in the original principal amount of $10,000. The notes bear simple interest at the rate of 8% per annum, have a term of three (3) years, and are convertible at any time into shares of common stock at the rate of $0.40 per share. The Company issued Warrants to purchase 10,000 shares of common stock, exercisable at $0.40 per share for a period of ten (10) years. In addition, the Company issued warrants to purchase 800,000 shares, exercisable at $0.35 per share for a period of ten

(10) years.

On March 16, 2008, holders of convertible promissory notes in the collective original principal amount of $1,095,945, and accrued interest of $65,600, converted into 2,903,861 shares of common stock at the conversion rate of $0.40 per share.


These consolidated financial statements should be read together with the notes thereto included elsewhere in this prospectus/information statement.

INFORMATION WITH RESPECT OF GRANITE ENERGY, INC.

     Granite Energy, Inc., formerly known as Wcollect Inc., was, prior to the Reorganization, an independent energy company headquartered in Salt Lake City, Utah, focused on oil and gas development, exploration and production. Granite Energy, Inc. was incorporated under the laws of Nevada on December 1, 2005. In the Reorganization, Granite on October 31, 2008, transferred substantially all its assets and operations to Amerigo Energy in return for the Amerigo Stock.
       Amerigo, Inc., incorporated in Nevada on January 11, 2008, holds certain assets formerly of Granite, including computers, software, telephone system, small office equipment, machinery, and furniture. Amerigo was a subsidiary of Granite prior to the consummation of the transaction between Amerigo Energy and Granite.
     GreenStart was incorporated in Nevada on June 12, 2007. GreenStart has significant patents, licenses and technologies that are sustainable in producing large volumes of clean, renewable, non-global warming energy from the conversion of any carbon-based feedstock either solid or liquid, such as municipal solid waste (MSW), coal, sewage, used tires, forestry waste, agriculture waste, animal carcasses and biomass to a flexible combination of electricity, steam, fuels, chemicals and hydrogen. This approach carries with it some distinct social and economic advantages. GreenStart's units offer value by generating substantial revenue streams, eliminating the need for future landfills, while creating energy and renewable fuels from waste products with little or no value. This primary energy is converted with greater efficiency and with less waste than current methods.
     GreenStart's Downdraft Gasification technology overcomes many problems related to other gasifiers, producing a clean Synthesis gas (made up primarily of Hydrogen and Carbon Monoxide). The Syn-gas is efficiently converted by a Catalytic Slurry Cyclone Reactor licensed by the University of Utah into liquid fuels (Dimethyl Ether, Ethanol, Gasoline, Jet Fuel or Diesel Fuel) or can be burned directly in a gas turbine to create electricity. The Dimethyl Ether
(DME) like Syn-gas is a building block used in the chemical industry and can be converted to several different products, depending on the catalyst used. Results are 100% green power, water and air emissions that are environmentally safe.
     GreenStart was a subsidiary of Granite prior to the consummation of the Amerigo Energy and Granite transaction.




INDEX TO GRANITE ENERGY FINANCIAL INFORMATION

  (1)  Financial Statements at and as of September 30, 2008 (Unaudited):

         a. Consolidated Balance Sheets as of September 30, 2008 and December 31, 2007
         b. Consolidated Statements of Income for the nine months ended September 30,
            2008 and 2007
         c. Notes to Consolidated Financial Statements

  (1)  Financial Statements at and as of December 31, 2007 and 2006 (Audited):

         a. Report of Independent Registered Public Accounting Firm
         b. Consolidated Balance Sheets as of December 31, 2007 and 2006
         c. Consolidated Statements of Income for the two years ended December 31, 2007, and 2006
         d. Consolidated Statements of Cash Flows for the two years ended December 31, 2007, and 2006
         e. Notes to Consolidated Financial Statements






                             GRANITE ENERGY, INC.
                                 BALANCE SHEET

                                                              September 30,
                                                                  2008
							      ------------
ASSETS
CURRENT ASSETS
   Cash                                                       $     25,077
   Receivables                                                     216,255
							      ------------
          Total Current Assets                                     241,332

Office equipment, net of depreciation                         $    130,685
Vehicles, net of depreciation                                       13,511
Property and Equipment, net                                        103,600
Proved reserves, net of depletion                                  490,857
Unproved reserves, net of depletion                              6,252,735
Software, net                                                        7,028
							      ------------
                                                                 6,998,416

OTHER ASSETS
  Investment in Greenstart                                    $     47,995
  Investment in South Texas Oil                                          -
  Notes receivable                                                 832,176
  Deposits                                                             950
							      ------------
          Total Other Assets                                       881,121

Total Assets                                                  $  8,120,868
							      ============

CURRENT LIABILITES
   Accounts Payable and accrued liabilities                   $     32,539
   Payroll Liabilities                                             109,732
   Other liabilities                                                     -
							      ------------
          Total Current Liabilities                                142,272

Long Term Liabilities                                            7,525,356
							      ------------
          Total Long Term Liabilities                            7,525,356
							      ------------
Total Liabilities                                                7,667,628

STOCKHOLDERS' EQUITY

  Common stock, par value $.001, 100,000,000
	 shares authorized, 53,040,889 issued
	 and outstanding            				    54,674
   Additional paid in capital                                   27,616,215
   Subscribed stock                                                 19,500
   Accumulated deficit                                         (27,237,149)
							      ------------
          Total Stockholders' Equity                               453,240
							      ------------

Total Liabilities and Stockholders' Equity                    $  8,120,868
							      ============

                             GRANITE ENERGY, INC.
                            STATEMENT OF OPERATIONS


                                                   3 months             9 months            3 months          9 months
                                                     ended                ended              ended              ended
                                                 September 30,        September 30,      September 30,      September 30,
                                                     2008                 2008                2007              2007
						 ------------	      ------------	 ------------	    ------------
REVENUES
   Oil revenues                               	 $     31,040         $    258,609       $    333,524       $    511,718
   Gas revenues                                             -               19,144             19,091             55,323
   Sale of oil packages                               263,210            1,202,627            (46,419)         2,447,731
   Gain on sale of investment                               -                    -                  -                  -
						 ------------	      ------------	 ------------	    ------------
          Total Revenue                               294,250            1,480,380            306,196          3,014,773

COST OF SALES
   Cost of oil packages                               147,680            1,560,294            (17,385)         1,323,440
						 ------------	      ------------	 ------------	    ------------
          Total Cost of Goods Sold                    147,680            1,560,294            (17,385)         1,323,440

GROSS PROFIT                                          146,570              (79,914)           323,581          1,691,333
                                                        49.81%                                 105.68%
OPERATING EXPENSES
   Stock issued for services                  	 $          -  	      $          -  	 $          -  	    $  5,608,908
   Professional fees                                  142,761              411,606            144,938            793,637
   Depreciation and amortization expense                8,478               25,434                                     -
                                                                                 -
   Payroll                                             95,412               95,412                                     -
                                                                                       		    -
   Rent                                                20,690               20,690                                     -
                                                                                       		    -
   Lease operating expenses                            20,815              221,368            150,181            578,360
  Officer settlement expense                                -                    -         	    -            410,000
  Selling, general and administrative                  98,304            1,092,508            388,357          1,997,023
						 ------------	      ------------	 ------------	    ------------
          Total Operating Expenses                    386,460            1,867,019            683,476          9,387,928

Net income (loss) from operations             	 $   (239,891)        $ (1,946,933)      $   (359,895)      $ (7,696,595)

Other income (expenses):
   Write off of debt                          	 $          -  	      $          -  	 $          -  	    $          -
   Write off of assets / Loss on Sale of assets             -             (219,671)          (103,094)           (98,594)
   Interest income                                        213                1,620              1,365              9,193
   Other income                                             -                1,028             50,039             50,039
   Other expenses                                           -      	       (15)              (379)            (2,063)
   Interest expense                                         -                    -        	    -             (5,860)
						 ------------	      ------------	 ------------	    ------------
Total other expenses                                      213             (217,038)           (52,068)           (47,285)

Net income (loss) before income taxes                (239,677)          (2,163,971)          (411,963)        (7,743,880)

   Income taxes						    -                    -                  -                  -
						 ------------	      ------------	 ------------	    ------------
NET INCOME (LOSS)                            	 $   (239,677)        $ (2,163,971)      $   (411,963)      $ (7,743,880)
						 ============	      ============	 ============	    ============
Net income (loss) per share                   	 $      (0.00)        $      (0.04)  	 $      (0.01)      $      (0.14)
						 ============	      ============	 ============	    ============
Weighted average common shares outstanding         54,684,972           54,684,972         57,326,113         54,773,923



GRANITE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS



NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

GRANITE ENERGY, INC. (the "Company", formerly Wcollect.com, Inc.) was incorporated in the state of Nevada on December 1, 2005. The Company and its wholly-owned subsidiaries operate in the oil and gas exploration and production industry, with primary assets and operations in Nevada, Utah, Oklahoma and Texas. The Company purchased selected equipment and assets from Barnett Shale Holdings and began operations as a separate company during 2006.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. The estimates include amortization and depreciation of capitalized costs of oil wells and related equipment. Management emphasizes that amortization and depreciation estimates are inherently imprecise. Actual results could materially differ from these estimates.

DIVIDEND POLICY

The Company has not yet adopted any policy regarding payment of dividends.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No 130, "Reporting Comprehensive Income" ("SFAS 130")), requires that total comprehensive income be reported in the financial statements. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires
(a) classification of the components of other comprehensive income by their nature in a financial statement and (b) the display of the accumulated balance of the other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company's financial statements do not include any of the components of other comprehensive income during the year ended December 31, 2007 and the quarter ending September 30, 2008.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investment securities with maturities of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

During the year ended December 31, 2007, the Company Purchased $27,257 worth of equipment, $21,820 worth of Automobiles and $7,680 worth of software.

During the quarter ended September 30, 2008, the company did not purchase any new equipment, automobiles or software.

The current and long term portions were of the asset retirement obligation was estimated based on historical experience.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property has been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

PROPERTY AND EQUIPMENT, CONTINUED

Depreciation is computed primarily on the straight-line method for financial statements purposes over the following estimated useful lives:

                            ESTIMATED
         CATEGORY              LIFE
   ----------------------   ---------
   Office building           20 years
   Vehicles                   7 years
   Equipment                  7 years
   Leasehold Improvements     7 years
   Furniture and Fixtures    5  years


All assets are booked at historical cost. Management reviews on an annual basis the book value, along with the prospective dismantlement, restoration, and abandonment costs and estimate residual value for the assets, in comparison to the carrying values on the financial statements.

OIL AND GAS PRODUCING ACTIVITIES

Suspended well cost - Statement of Financial Accounting Standards Statement No. 19 "Financial Accounting and Reporting by Oil and Gas Producing Companies" (SFAS 19) as amended by Staff Position 19-1 "Accounting for Suspended Well Costs" allows suspended well costs to remain capitalized beyond one year from drilling if certain specific criteria are met and additional disclosures provided.

Exploratory costs, excluding the cost of exploratory wells and acquired exploration rights, are charged to expense as incurred. Drilling costs for exploratory wells are capitalized pending the determination of the existence of proved reserves. If reserves are not found, the drilling costs are charged to operating expense. Oil and gas lease acquisition costs are capitalized when incurred.

Unproved properties with individually significant acquisition costs are assessed quarterly on a property-by-property basis, and any impairment in value is recognized. Unproved properties with acquisition costs that are not individually significant are aggregated, and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized over the average holding period. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and gas properties.

Development costs incurred to drill and equip development wells, including unsuccessful development wells, are capitalized.

EARNINGS PER SHARE

The Company's basic earnings per share (EPS) amounts have been computed based on the average number of shares of common stock outstanding for the period. Diluted EPS amounts include the effects of outstanding stock options, restricted stock and performance-based stock awards under the treasury stock method if including such potential shares of common stock is dilutive. However, the effect of including such common stock equivalents was anti-dilutive for the year ended December 31, 2007 and quarter ended September 30, 2008.

REVENUE RECOGNITION

Oil, gas and natural gas liquids revenues are recognized when the products are sold to a purchaser at a fixed or determinable price, delivery has occurred and title has transferred, and collection of the revenue is reasonably assured. At times the Company may sell more or less than our entitled share of gas production. When this happens, the Company uses the entitlement method of accounting for gas sales, based on our net revenue interest in production. Accordingly, revenue is deferred for gas deliveries in excess of our net revenue interest, while revenue is accrued for the undelivered volumes. Production imbalances and related values at December 31, 2007 and September 30, 2008 were insignificant.

CONCENTRATIONS OF CREDIT RISK

Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counter parties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

The Company operates in one segment, the oil and gas industry. The Company's customers are located within the United States of America. Financial instruments that subject the Company to credit risk consist principally of oil and gas sales which are based on a short-term purchase contracts from Teppco Oil (US) Company and various other gatherers in the area, with related accounts receivable subject to credit risk.

During the year ended December 31, 2007 and quarter ended September 30, 2008 Teppco Oil (US) Company accounted for 66% and 64%, respectively, of the Company's oil revenues. Management does not believe the loss of Teppco Oil (US) Company would materially affect the ability to sell the oil.

INCOME TAXES

The Company records deferred income tax assets and liabilities to recognize timing differences between recognition of income for financial statement and income tax reporting purposes. Deferred income tax assets are calculated using enacted tax rates applicable to taxable income in the years when we anticipate these timing differences will reverse. The effect of changes in tax rates is recognized in the period of enactment.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. FIN No. 48 clarifies financial statement recognition and disclosure requirements for uncertain tax positions taken or expected to be taken in a tax return. Financial statement recognition of the tax position is dependent on an assessment of a 50% or greater likelihood that the tax position will be sustained upon examination, based on the technical merits of the position. Any interest and penalties related to uncertain tax positions are recorded as interest expense and general and administrative expense, respectively. The adoption of FIN No. 48 did not have any effect on our reported financial position or results of operations

ACCOUNTS RECEIVABLE

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements and at December 31, 2007 and September 30, 2008; the Company's financial statements do not include an allowance for doubtful accounts because management believes that no allowance is required at those dates.

STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), Share-Based Payment, which requires that compensation related to all stock-based awards, including stock options, be recognized in the financial statements based on their estimated grant-date fair value. The Company previously recorded stock compensation pursuant to the intrinsic value method under APB Opinion No. 25, whereby compensation was recorded related to performance share and unrestricted share awards and no compensation was recognized for most stock option awards. The Company is using the modified prospective application method of adopting SFAS No. 123R, whereby the estimated fair value of unvested stock awards granted prior to January 1, 2006 was recognized as compensation expense in periods subsequent to December 31, 2005, based on the same valuation method used in the Company's prior pro forma disclosures. The Company estimates expected forfeitures, as required by SFAS No. 123R, and recognizes compensation expense only for those awards expected to vest. Compensation expense is amortized over the estimated service period, which is the shorter of the award's time vesting period or the derived service period as implied by any accelerated vesting provisions when the common stock price reaches specified levels. All compensation must be recognized by the time the award vests. The cumulative effect of initially adopting SFAS No. 123R was immaterial.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on the results of operations or stockholders' equity.

NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, was issued. SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. It applies whenever other standards require or permit assets or liabilities to be measured at fair value but it does not expand the use of fair value in any new circumstances. In November 2007, the effective date was deferred for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis. The provisions of SFAS No. 157 that were not deferred are effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157, effective January 1, 2008, did not have a significant effect on the Company's financial position or results of operations.

In February 2007, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115, was issued. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected are to be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159, effective January 1, 2008, did not have a significant effect on the Company's financial position or results of operations.

In December 2007, the FASB issued SFAS 160, "Noncontrolling Interests in Financial Statements - an amendment of ARB No. 51," to improve the relevance, comparability, and transparency of the financial information a reporting entity provides in its financial statements. SFAS 160 amends ARB 51 to establish accounting and reporting standards for noncontrolling interests in subsidiaries and to make certain consolidation procedures consistent with the requirements of SFAS 141R. It defines a noncontrolling interest in a subsidiary as an ownership interest in the entity that should be reported as equity in the financial statements. SFAS 160 changes the way the income statement is presented by requiring net income to include amounts attributable to the parent and the noncontrolling interest. SFAS 160 establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary which does not result in deconsolidation. SFAS 160 also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. SFAS 160 shall be applied prospectively, with the exception of the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. The Company does not believe that the adoption of SFAS 160 would have a material effect on its financial position, results of operations or cash flows.

In December 2007, SFAS No. 141R, Business Combinations, was issued. Under SFAS No. 141R, a company is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and any contingent consideration measured at their fair value at the acquisition date. It further requires that research and development assets acquired in a business combination that have no alternative future use to be measured at their acquisition-date fair value and then immediately charged to expense, and that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred. Among other changes, this statement also requires that "negative goodwill" be recognized in earnings as a gain attributable to the acquisition, and any deferred tax benefits resultant in a business combination are recognized in income from continuing operations in the period of the combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008. The effect of adopting SFAS No. 141R is not expected to have a significant effect the Company's financial position or results of operations.

NOTE 3 - ACQUISITION AND DISPOSAL OF ASSETS

During the year ending December 31, 2007

On March 26, 2007 the Company purchased an office in Texas for $112,000 this purchase was made with cash.

On April 23, 2007 the company purchased 2 new leases from Kelly Mahler Operating for a total purchase price of $655,000. This was paid in Cash at the time of Purchase.

On September 17, 2007, the Company sold its drilling rig to South Texas Oil Company for $1,300,000. The purchase price consisted of $300,000 in cash, 32,258 shares of South Texas Oil Company restricted stock valued at $300,000, and a $700,000 note bearing interest of 7% per year and payable over two years. During the quarter ended September 30, 2008

On June 30, 2008 the company determined one of the leases we had been to complete was determined to not be complete and removed it from our note payables with our driller. The removal resulted in a $5,311,555 decrease in note payables. The amount of the note payable to H Petro R at quarter ended June 30, 2008 was $7,634,704.

NOTE 4 - NOTES PAYABLE AND LONG-TERM DEBT

The company acquired no new long term debt in year ended December 31, 2007 or in quarter ended September 30, 2008.


NOTE 5 - RELATED PARTY NOTES PAYABLE AND TRANSACTIONS

The Company has notes payable to H-Petro-R who is also a shareholder of the company. As of year ended December 31, 2007 and quarter ended September 30, 2008 the amounts owed to them were $12,946,258 and $7,525,356.

NOTE 6 - STOCKHOLDERS' EQUITY

During the periods ending December 31, 2007 and September 30, 2008, the Company issued common stock, warrants and options as follows:

COMMON STOCK

DURING THE YEAR ENDED DECEMBER 31, 2007:

The Company issued 1,303,701 shares of common stock through a Private Placement Offering to accredited investors at $1.00 per share.

The company issued 3,478,720 shares to consultants for services valued at $6,005,182 during the year.

The Company's total issued and outstanding shares were reduced by 19,228,017 shares related to shares canceled that were issued to officers of the company in 2006 and returned upon their departure from the company in 2007.

The Company issued 21,816 shares for the acquisition of N-TEK, LLC, and valued at $47,995

DURING THE QUARTER ENDED SEPTEMBER 30, 2008:

The company issued 13,500 shares from their common stock payable account. This transaction was first reported in 2006 but shares had never been issued.

STOCK WARRANTS

The company does not have any warrants outstanding as of December 31, 2007 and September 30, 2008.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASE

On December 31, 2007, the Company entered into a month to month operating lease for its 2 corporate offices in Salt Lake City, Utah, and a 12 month operating lease for its offices in Henderson, Nevada. The lease agreement provides for monthly lease payments of $1,848 per month, $1,200 per month and $998 per month. Future annual minimum lease payments due under this operating lease are as follows:

                          	MINIMUM
YEAR ENDING DECEMBER 31,	LEASE PAYMENTS
-----------------------		--------------
     2008            		$    48,552
     2009                      		  0


Rent expense under operating leases was $46,184 and $38,107 during the years ended December 31, 2007 and quarter ended September 30, 2008, respectively.

LEGAL PROCEEDINGS

During 2007, and as of September 30, 2008, other than in the ordinary course of business, the Company is unaware of any pending or material litigation that it feels exposes the company to any pending liabilities.

NOTE 8 - ENVIRONMENTAL MATTERS

Various federal and state authorities have authority to regulate the exploration and developments of oil and gas and mineral properties with respect to environmental matters. Such laws and regulations, presently in effect or as hereafter promulgated, may significantly affect the cost of its current oil production and any exploration and development activities undertaken by the Company and could result in loss or liability to the Company in the event that any such operations are subsequently deemed inadequate for purposes of any such law or regulation.

NOTE 9 - SUBSEQUENT EVENTS

There have been no significant subsequent events occurred after September 30, 2008.

                          Larry O'Donnell, CPA, P.C.

Telephone (303) 745-4545
2228 South Fraser Street
Fax (303) 369-9384
Unit I
Email larryodonnellcpa@msn.com
Aurora, Colorado    80014
www.larryodonnellcpa.com


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Granite Energy, Inc.

I have audited the accompanying consolidated balance sheet of Granite Energy, Inc. as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Granite Energy, Inc as of December 31, 2007, and the consolidated results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has an accumulated deficit of $23,073,178 at December 31, 2007. Additionally, for the year ended December 31, 2007, the Company a net loss of $9,281,529. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



LARRY O'DONNELL, CPA, P.C.

March 26, 2008

                             GRANITE ENERGY, INC.
                                 BALANCE SHEET
                 AS OF DECEMBER 31, 2007 AND DECEMBER 31, 2006

                                                                    December 31,        December 31,
                                                                        2007                 2006
								    ------------	------------
ASSETS
CURRENT ASSETS
   Cash                                                             $    340,561	$  1,411,121
   Receivables								 162,168               8,099
								    ------------	------------
          Total Current Assets						 502,729           1,419,220

Office equipment, net of depreciation                               $    142,640        $     77,587
Vehicles, net of depreciation						  15,396           1,312,794
Property and Equipment, net						 107,800                   -
								    ------------	------------
Proved reserves, net of depletion				       2,217,198           2,762,105
Unproved reserves, net of depletion				      11,474,012           8,151,377
Software, net								       -                   -
								    ------------	------------
                                                                      13,957,046          12,303,863

OTHER ASSETS
  Investment in Greenstart                                          $	  47,995        $  	   -
  Investment in South Texas Oil						 300,000                   -
  Notes receivable							 889,634             150,000
  Deposits								     950                 950
								    ------------	------------
          Total Other Assets					       1,238,579             150,950

Total Assets                                                        $ 15,698,354 	$ 13,874,033
								    ============	============

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY

CURRENT LIABILITES
   Accounts Payable and accrued liabilities                         $ 	  85,754        $      9,154
   Payroll Liabilities							       -                   -
   Other liabilities							  49,131              36,238
								    ------------	------------
          Total Current Liabilities					 134,885              45,392

Long Term Liabilities						      12,946,258           9,415,700
								    ------------	------------
          Total Long Term Liabilities				      12,946,258           9,415,700
								    ------------	------------
Total Liabilities						      13,081,143           9,461,092

STOCKHOLDERS' EQUITY

  Common stock, par value $.001, 100,000,000
	shares authorized, 53,040,889 issued and
	outstanding                                                       54,661              68,954
   Additional paid in capital					      27,589,229          20,089,135
   Subscribed stock							  46,500              46,500
   Accumulated deficit						     (25,073,178)        (15,791,649)
								    ------------	------------
          Total Stockholders' Equity				       2,617,211           4,412,940
								    ------------	------------

Total Liabilities and Stockholders' Equity                         $  15,698,354 	$ 13,874,032


                             GRANITE ENERGY, INC.
                            STATEMENT OF OPERATIONS
          FOR THE YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

                                                     12 months             12 months
                                                       ended                 ended
                                                    December 31,          December 31,
                                                       2007                  2006
						    -----------		 ------------
REVENUES
   Oil revenues                                     $   684,072        	 $      3,692
   Gas revenues                                          68,215                 4,927
   Sale of oil packages                               2,841,171            13,786,948
   Gain on sale of investment                           245,000                     -
						    -----------		 ------------
          Total Revenue                               3,838,458            13,795,567

COST OF SALES
   Cost of oil packages                               2,237,534             8,465,409
						    -----------		 ------------
          Total Cost of Goods Sold                    2,237,534             8,465,409

GROSS PROFIT                                          1,600,924             5,330,158
                                                          41.71%                38.64%
OPERATING EXPENSES
   Stock issued for services                        $ 6,005,182          $  3,460,096
   Professional fees                                    939,791             3,032,727
   Depreciation and amortization expense                 20,426                 1,768
   Payroll                                                    -                     -
   Rent                                                       -                     -
   Lease operating expenses                             908,303               563,510
  Officer settlement expense                            410,000                     -
  Selling, general and administrative                 2,564,227             1,966,815
						    -----------		 ------------
          Total Operating Expenses                   10,847,929             9,024,915

Net income (loss) from operations                   $(9,247,005)          $(3,694,757)

Other income (expenses):
   Write off of debt                                $         -   	 $          -
   Write off of assets / Loss on Sale of assets         (98,594)          (12,172,822)
   Interest income                                       10,899                61,131
   Other income                                          61,236                53,558
   Other expenses                                        (2,205)                    -
   Interest expense                                      (5,860)                 (740)
						    -----------		 ------------
Total other expenses                                    (34,524)          (12,058,873)

Net income (loss) before income taxes                (9,281,529)          (15,753,630)

   Income taxes                                               -                     -
						    -----------		 ------------
NET INCOME (LOSS)                                   $(9,281,529)         $(15,753,630)
						    ===========		 ============

Net income (loss) per share                         $     (0.16)    	 $      (0.25)
						    ===========		 ============
Weighted average common shares outstanding           58,236,986            63,221,953

                             GRANITE ENERGY, INC.
                            STATEMENT OF CASH FLOWS
          FOR THE YEARS ENDED DECEMBER 31, 2007 AND DECEMBER 31, 2006

                                                                            Year ended             Year ended
                                                                           December 31,           December 31,
                                                                               2007                   2006
									  ------------		 ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                  $ (9,281,529)          $(15,753,630)
Adjustment to reconcile net loss to net cash used
  by operating activities
Stock issued for services                                                    6,005,182              3,460,096
Increase (decrease) in:
Depreciation                                                                    20,426                  1,768
Capital contributions by shareholders                                                -              1,425,750
(Increase) / Decrease in receivables                                          (154,069)                (8,099)
(Increase) / Decrease in inventories                                                 -                      -
(Increase) / Decrease in prepaid expenses and deposits                               -                   (950)
Increase / (Decrease) in other liabilities                                      12,893                 36,238
Increase / (Decrease) in accounts payable                                       76,600                  9,154
									  ------------		 ------------
Net cash provided by (used in) operating activities                         (3,320,498)           (10,829,672)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of capital assets                                                   2,887,868              2,682,843
Investments in Greenstart and South Texas Oil                                 (300,000)                     -
Advance on license                                                                   -                      -
									  ------------		 ------------
Net cash provided by investing activities                                    2,587,868              2,682,843

CASH FLOWS FROM FINANCING ACTIVITIES
Increase in shareholder loans                                                        -                      -
Increase in notes receivable                                                  (739,634)              (150,000)
Increase (decrease) in long term liabilities                                  (900,000)             4,893,400
Proceeds from issuance of common stock                                       1,301,703              4,814,550
Shareholder advances                                                                 -                      -
									  ------------		 ------------
Net cash provided by financing activities                                     (337,931)             9,557,950

Net increase (decrease) in cash and cash equivalents                        (1,070,560)             1,411,120
 Cash and cash equivalents at beginning of period                            1,411,121                      0
 Cash and cash equivalents at end of period                               $    340,561        	 $  1,411,121
									  ============		 ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Cash paid during the period for interest                                            -                      -
 Cash paid during the period for taxes                                               -                      -

GRANITE ENERGY, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

GRANITE ENERGY, INC. (the "Company", formerly Wcollect.com, Inc.) was incorporated in the state of Nevada on December 1, 2005. The Company and its wholly-owned subsidiaries operate in the oil and gas exploration and production industry, with primary assets and operations in Nevada, Utah, Oklahoma and Texas. The Company purchased selected equipment and assets from Barnett Shale Holdings and began operations as a separate company during 2006.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates. The estimates include amortization and depreciation of capitalized costs of oil wells and related equipment. Management emphasizes that amortization and depreciation estimates are inherently imprecise. Actual results could materially differ from these estimates.

DIVIDEND POLICY

The Company has not yet adopted any policy regarding payment of dividends.

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No 130, "Reporting Comprehensive Income" ("SFAS 130")), requires that total comprehensive income be reported in the financial statements. SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires
(a) classification of the components of other comprehensive income by their nature in a financial statement and (b) the display of the accumulated balance of the other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company's financial statements do not include any of the components of other comprehensive income during the years ended December 31, 2007 or 2006.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company includes fair value information in the notes to financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

CASH AND CASH EQUIVALENTS

The Company considers highly liquid investment securities with maturities of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

During the year ended December 31, 2006, the company purchased $42,884 worth of Equipment.

During the year ended December 31, 2007, the Company Purchased $27,257 worth of equipment, $21,820 worth of Automobiles and $7,680 worth of software.

The current and long term portions were of the asset retirement obligation was estimated based on historical experience.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.

On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property has been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained. Depreciation is computed primarily on the straight-line method for financial statements purposes over the following estimated useful lives:


                            ESTIMATED
         CATEGORY              LIFE
   ----------------------   ---------
   Office building           20 years
   Vehicles                   7 years
   Equipment                  7 years
   Leasehold Improvements     7 years
   Furniture and Fixtures     5 years


All assets are booked at historical cost. Management reviews on an annual basis the book value, along with the prospective dismantlement, restoration, and abandonment costs and estimate residual value for the assets, in comparison to the carrying values on the financial statements.

OIL AND GAS PRODUCING ACTIVITIES

Suspended well cost - Statement of Financial Accounting Standards Statement No. 19 "Financial Accounting and Reporting by Oil and Gas Producing Companies" (SFAS 19) as amended by Staff Position 19-1 "Accounting for Suspended Well Costs" allows suspended well costs to remain capitalized beyond one year from drilling if certain specific criteria are met and additional disclosures provided.

Exploratory costs, excluding the cost of exploratory wells and acquired exploration rights, are charged to expense as incurred. Drilling costs for exploratory wells are capitalized pending the determination of the existence of proved reserves. If reserves are not found, the drilling costs are charged to operating expense. Oil and gas lease acquisition costs are capitalized when incurred.

Unproved properties with individually significant acquisition costs are assessed quarterly on a property-by-property basis, and any impairment in value is recognized. Unproved properties with acquisition costs that are not individually significant are aggregated, and the portion of such costs estimated to be nonproductive, based on historical experience, is amortized over the average holding period. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and gas properties.

Development costs incurred to drill and equip development wells, including unsuccessful development wells, are capitalized.

EARNINGS PER SHARE

The Company's basic earnings per share (EPS) amounts have been computed based on the average number of shares of common stock outstanding for the period. Diluted EPS amounts include the effects of outstanding stock options, restricted stock and performance-based stock awards under the treasury stock method if including such potential shares of common stock is dilutive. However, the effect of including such common stock equivalents was anti-dilutive for the years ended December 31, 2007 and 2006.

REVENUE RECOGNITION

Oil, gas and natural gas liquids revenues are recognized when the products are sold to a purchaser at a fixed or determinable price, delivery has occurred and title has transferred, and collection of the revenue is reasonably assured. At times the Company may sell more or less than our entitled share of gas production. When this happens, the Company uses the entitlement method of accounting for gas sales, based on our net revenue interest in production. Accordingly, revenue is deferred for gas deliveries in excess of our net revenue interest, while revenue is accrued for the undelivered volumes. Production imbalances and related values at December 31, 2007 and 2006 were insignificant.

CONCENTRATIONS OF CREDIT RISK

Credit risk represents the accounting loss that would be recognized at the reporting date if counter parties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counter parties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions described below.

The Company operates in one segment, the oil and gas industry. The Company's customers are located within the United States of America. Financial instruments that subject the Company to credit risk consist principally of oil and gas sales which are based on a short-term purchase contracts from Teppco Oil (US) Company and various other gatherers in the area, with related accounts receivable subject to credit risk.

During the year ended December 31, 2007 and 2006 Teppco Oil (US) Company accounted for 66% and 0%, respectively, of the Company's oil revenues.
Management does not believe the loss of Teppco Oil (US) Company would materially affect the ability to sell the oil.

INCOME TAXES

The Company records deferred income tax assets and liabilities to recognize timing differences between recognition of income for financial statement and income tax reporting purposes. Deferred income tax assets are calculated using enacted tax rates applicable to taxable income in the years when we anticipate these timing differences will reverse. The effect of changes in tax rates is recognized in the period of enactment.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109. FIN No. 48 clarifies financial statement recognition and disclosure requirements for uncertain tax positions taken or expected to be taken in a tax return. Financial statement recognition of the tax position is dependent on an assessment of a 50% or greater likelihood that the tax position will be sustained upon examination, based on the technical merits of the position. Any interest and penalties related to uncertain tax positions are recorded as interest expense and general and administrative expense, respectively. The adoption of FIN No. 48 did not have any effect on our reported financial position or results of operations

ACCOUNTS RECEIVABLE

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts. Balances outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to trade accounts receivable. Changes in the valuation allowance have not been material to the financial statements and at December 31, 2007 and 2006, the Company's financial statements do not include an allowance for doubtful accounts because management believes that no allowance is required at those dates.

STOCK-BASED COMPENSATION

Effective January 1, 2006, the Company adopted SFAS No. 123 (Revised 2004), Share-Based Payment, which requires that compensation related to all stock-based awards, including stock options, be recognized in the financial statements based on their estimated grant-date fair value. The Company previously recorded stock compensation pursuant to the intrinsic value method under APB Opinion No. 25, whereby compensation was recorded related to performance share and unrestricted share awards and no compensation was recognized for most stock option awards. The Company is using the modified prospective application method of adopting SFAS No. 123R, whereby the estimated fair value of unvested stock awards granted prior to January 1, 2006 was recognized as compensation expense in periods subsequent to December 31, 2005, based on the same valuation method used in the Company's prior pro forma disclosures. The Company estimates expected forfeitures, as required by SFAS No. 123R, and recognizes compensation expense only for those awards expected to vest. Compensation expense is amortized over the estimated service period, which is the shorter of the award's time vesting period or the derived service period as implied by any accelerated vesting provisions when the common stock price reaches specified levels. All compensation must be recognized by the time the award vests. The cumulative effect of initially adopting SFAS No. 123R was immaterial.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on the results of operations or stockholders' equity.


NEW ACCOUNTING PRONOUNCEMENTS

In September 2006, Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, was issued. SFAS No. 157 provides guidance for using fair value to measure assets and liabilities. It applies whenever other standards require or permit assets or liabilities to be measured at fair value but it does not expand the use of fair value in any new circumstances. In November 2007, the effective date was deferred for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis. The provisions of SFAS No. 157 that were not deferred are effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 157, effective January 1, 2008, did not have a significant effect on the Company's financial position or results of operations.

In February 2007, SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115, was issued. SFAS No. 159 permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Unrealized gains and losses on items for which the fair value option has been elected are to be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159, effective January 1, 2008, did not have a significant effect on the Company's financial position or results of operations.

In December 2007, the FASB issued SFAS 160, "Noncontrolling Interests in Financial Statements - an amendment of ARB No. 51," to improve the relevance, comparability, and transparency of the financial information a reporting entity provides in its financial statements. SFAS 160 amends ARB 51 to establish accounting and reporting standards for noncontrolling interests in subsidiaries and to make certain consolidation procedures consistent with the requirements of SFAS 141R. It defines a noncontrolling interest in a subsidiary as an ownership interest in the entity that should be reported as equity in the financial statements. SFAS 160 changes the way the income statement is presented by requiring net income to include amounts attributable to the parent and the noncontrolling interest. SFAS 160 establishes a single method of accounting for changes in a parent's ownership interest in a subsidiary which does not result in deconsolidation. SFAS 160 also requires expanded disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. SFAS 160 shall be applied prospectively, with the exception of the presentation and disclosure requirements which shall be applied retrospectively for all periods presented. The Company does not believe that the adoption of SFAS 160 would have a material effect on its financial position, results of operations or cash flows.

In December 2007, SFAS No. 141R, Business Combinations, was issued. Under SFAS No. 141R, a company is required to recognize the assets acquired, liabilities assumed, contractual contingencies, and any contingent consideration measured at their fair value at the acquisition date. It further requires that research and development assets acquired in a business combination that have no alternative future use to be measured at their acquisition-date fair value and then immediately charged to expense, and that acquisition-related costs are to be recognized separately from the acquisition and expensed as incurred. Among other changes, this statement also requires that "negative goodwill" be recognized in earnings as a gain attributable to the acquisition, and any deferred tax benefits resultant in a business combination are recognized in income from continuing operations in the period of the combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning after December 15, 2008. The effect of adopting SFAS No. 141R is not expected to have a significant effect the Company's financial position or results of operations.


NOTE 3 - ACQUISITION AND DISPOSAL OF ASSETS

During the year ending December 31, 2006

On May 15, 2006, the Company entered into an equipment purchase agreement to acquire a drilling rig and related equipment for a total purchase price of $1,227,994. The purchase price was paid to in 2,046,656 shares of common stock.

The company entered into a drilling contract with H-Petro-R of Oklahoma city, whereby the company acquired interest in unproven reserves in Texas and Oklahoma. The balance owed on this agreement as of December 31, 2006 was $9,415,700.

At December 31, 2006, the company determined that many of the proven and unproven reserves acquired for with stock in 2005 from Barnett Shale Corporation were not going to be profitable ventures for the company. The company wrote off these assets at the end of the year, which accounted for an approximate $12 million write off. The reason for the value being so high on the books was the initial recorded value of the stock given to record these assets.

During the year ending December 31, 2007

On March 26, 2007 the Company purchased an office in Texas for $112,000 this purchase was made with cash.

On April 23, 2007 the company purchased 2 new leases from Kelly Mahler Operating for a total purchase price of 655,000. This was paid in Cash at the time of Purchase.

On September 17, 2007, the Company sold its drilling rig to South Texas Oil Company for $1,300,000. The purchase price consisted of $300,000 in cash, 32,258 shares of South Texas Oil Company restricted stock valued at $300,000, and a $700,000 note bearing interest of 7% per year and payable over two years.

NOTE 4 - NOTES PAYABLE AND LONG-TERM DEBT

On February 6, 2006, the Company entered an agreement with H-Petro-R, Inc., for the drilling of wells. As of December 31, 2006 and 2007, the amounts owed on this contract were $9,415,700 and $12,946,258

NOTE 5 - RELATED PARTY NOTES PAYABLE AND TRANSACTIONS

The Company has notes payable to H-Petro-R who is also a shareholder of the company. As of year ended December 31, 2006 and 2007 the amounts owed to them were $9,415,700 and $12,946,258.

NOTE 6 - STOCKHOLDERS' EQUITY

During the years ended December 31, 2007 and 2006, the Company issued common stock, warrants and options as follows:

COMMON STOCK

DURING THE YEAR ENDED DECEMBER 31, 2006:

The Company issued 5,811,919 shares of common stock. The company received $4,772,551 in cash for these issuances.

During the Year Ended December 31, 2006, a shareholder paid $1,425,750 of the company's debts and this was treated as an additional paid in capital.

The Company's total issued and outstanding shares were reduced by 13,500 shares related to shares canceled that were issued to an investor and then bought back by the company.

The Company issued 14,439,393 shares of common stock, valued at $9,193,081, to royalty owners of leases in order to obtain the assignment of all rights, title and interest in the production payment in lease. Shares were issued to royalty owners at an option price of $0.60 per share.

The company issued 1,060,741 shares to consultants for services valued at $3,460,096 during the year.

The company issued 2,046,656 shares of restricted common stock, valued at $1,225,947 in connection with the purchase of the drilling rig.

DURING THE YEAR ENDED DECEMBER 31, 2007:

The Company issued 1,303,701 shares of common stock through a Private Placement Offering to accredited investors at $1.00 per share.

The company issued 3,478,720 shares to consultants for services valued at $6,005,182 during the year.

The Company's total issued and outstanding shares were reduced by 19,228,017 shares related to shares canceled that were issued to officers of the company in 2006 and returned upon their departure from the company in 2007.

The Company issued 21,816 shares for the acquisition of N-TEK, LLC, and valued at $47,995

STOCK WARRANTS

The company does not have any warrants outstanding as of December 31, 2006 and 2007.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASE

On December 31, 2007, the Company entered into a month to month operating lease for its 2 corporate offices in Salt Lake City, Utah, and a 12 month operating lease for its offices in Henderson, Nevada. The lease agreement provides for monthly lease payments of $1,848 per month, $1,200 per month and $998 per month. Future annual minimum lease payments due under this operating lease are as follows:

                           	MINIMUM
YEAR ENDING DECEMBER 31,	LEASE PAYMENTS
-----------------------		--------------
     2008            		$     7,984
     2009                      		  0


Rent expense under operating leases was $46,184 and $36,152 during the years ended December 31, 2007 and 2006, respectively.

LEGAL PROCEEDINGS

The company does not have any litigation outside the normal course of business.
 As of December 31, 2006, the company did not have any legal proceedings.

During 2007, and as of May 31, 2008, other than in the ordinary course of business, the Company is unaware of any pending or material litigation.


NOTE 8 - ENVIRONMENTAL MATTERS

Various federal and state authorities have authority to regulate the exploration and developments of oil and gas and mineral properties with respect to environmental matters. Such laws and regulations, presently in effect or as hereafter promulgated, may significantly affect the cost of its current oil production and any exploration and development activities undertaken by the Company and could result in loss or liability to the Company in the event that any such operations are subsequently deemed inadequate for purposes of any such law or regulation.

NOTE 9 - SUBSEQUENT EVENTS

There have been no significant subsequent events occurred after December 31, 2007.

PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2008, and the unaudited pro forma condensed combined consolidated statement of income for the nine months ended September 30, 2008, and for the year ended December 31, 2007, have been prepared to reflect the Reorganization of Amerigo Energy as if the Reorganization had occurred on September 30, 2008, with respect to the balance sheet, and as of January 1, 2007 and January 1, 2008, with respect to each of the statements of income, in each case giving effect to the pro forma adjustments described in the accompanying notes. The pro forma adjustments are based on estimates made for the purpose of preparing these pro forma financial statements. The actual adjustments to the accounts of Amerigo Energy will be made based on the underlying historical financial data at the time the transaction is consummated. Amerigo Energy's management believes that the estimates used in these pro form financial statements are reasonable under the circumstances.

The unaudited pro forma condensed combined consolidated financial information has been prepared based on the purchase method of accounting assuming 10,000,000 share of Amerigo Energy Stock will be issued and that no Amerigo Energy shareholder has rights of dissenters with respect to the Reorganization.

The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2008 is not necessarily indicative of the combined financial position had the Reorganization been effective at that date. The unaudited pro forma condensed combined consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the Reorganization been effective at the beginning of the periods indicated, or of the future results of operations of Amerigo Energy. These pro forma financial statements  should  be  read  in  conjunction  with  the  historical  financial statements and the related notes incorporated elsewhere in this prospectus/information statement.

Amerigo Energy, Inc.
Granite Energy, Inc.
Pro Forma Condensed Combined Consolidated Balance Sheet
At September 30, 2008



Nine Months ended September 30, 2008 (Unaudited)

                                                           AGOE          GNGI	     Assets                      Combined
                                                        Unaudited      Unaudited    remaining                   Unaudited
                                                          As of          As of        with		        year ended
                                                      September 30,  September 30,    GNGI    	Adjustments    September 30,
                                                          2008           2008                                      2008
						      -----------    ------------   ---------	-----------    ------------
 ASSETS

Current assets
	Cash	 				      $         -    $     25,077   			       $     25,077
	Receivables	                               		- 	  216,255 	 	 		    216,255
						      -----------    ------------   ---------	-----------    ------------
Total current assets	                              		- 	  241,332 	    - 		            241,332

Other current assets
	Bank receivable		                                		- 				          -
	Advances to related party	                        - 	        -					  -

Property, plant and equipment
	Office equipment, net of depreciation	                - 	  130,685 				    130,685
	Vehicles, net of depreciation	                        - 	   13,511 				     13,511
	Property and Equipment, net	                        - 	  103,600 				    103,600
	Proved reserves, net of depletion	                - 	  490,857 				    490,857
	Unproved reserves, net of depletion	                - 	6,252,735 				  6,252,735
	Software, net	                               		- 	    7,028 				      7,028

Other Assets
	  Investment in GreenStart	                        - 	   47,995 				     47,995
	  Investment in South Texas Oil	                        - 	        - 				          -
	  Notes receivable	                                - 	  832,176 				    832,176
	  Deposits	                               		- 	      950 				        950
						      -----------    ------------   ---------	-----------    ------------
Total assets	 				      $         -    $  8,120,868 	 	$         -    $  8,120,868
						      ===========    ============   =========	===========    ============
 LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current liabilities
	Accounts payable and accrued liabilities      $   451,458    $     32,539 			       $    483,997
	Accrued payroll for related party	          108,304 	        - 				    108,304
	Advances from related parties	                  167,541 	        - 				    167,541
	Lawsuit settlement payable	                    3,000 	        - 				      3,000
	Payroll liabilities	                                - 	  109,732 				    109,732
	Other liabilities	                                - 	        - 	 	 	 	          -
						      -----------    ------------   ---------	-----------    ------------
Total current liabilities	                    	  730,303 	  142,272 		          -    $    872,575

Convertible notes payable to related party						                             	  -
Long-term liabilities		               		7,525,356 				                  7,525,356

						      -----------    ------------   ---------	-----------    ------------
Total liabilities	                   		  730,303 	7,667,628 		          -    $  8,397,931

Stockholders' (deficit)
	Preferred stock (25,000,000 shares
	auth & 0 shares outstanding)	                        - 	        - 				          -
	Common stock; $.001 par value;
	100,000,000 shares authorized;
	9,447,137 shares outstanding
	at December 31, 2007	                                - 	   54,674 		    (54,674)a 	          -
	Additional paid-in capital	                        -      27,616,215 		(27,616,215)a	          -
	Common stock; $.001 par value; 	                   11,096 			             10,000 b	     21,096
	Additional paid-in capital	               12,189,184 			            682,917 b	 12,872,101
							                             					  -
	Subscribed stock		                     		   19,500 		    (19,500)a	          -
	Accumulated deficit in development stage      (12,930,583)    (27,237,149)	 	 26,997,472 a 	(13,170,260)
						      -----------    ------------   ---------	-----------    ------------
Total stockholders' (deficit)	                 	 (730,303)	  453,240 	 	         (0)	   (277,063)
						      -----------    ------------   ---------	-----------    ------------
Total liabilities and stockholders' (deficit)	      $         -    $  8,120,868 	 	$        (0)   $  8,120,868
						      ===========    ============   =========	===========    ============

 (a).equity does not transfer
 (b).stock issued on Amerigo Energy's books for net assets of granite



Amerigo Energy, Inc.
Granite Energy, Inc.
Pro Forma Condensed Combined Consolidated Income Statement
September 30, 2008



Nine Months Ended September 30, 2008
(Unaudited)

                                            AGOE                  GNGI                                      Combined
                                          Unaudited             Unaudited                                   Unaudited
                                      nine months ended     nine months ended                           nine months ended
                                     September 30, 2008    September 30, 2008        Adjustments       September 30, 2008
				     ------------------	   ------------------	     -----------       ------------------
Revenue				     $                -    					       $                -
  Oil revenues	                               	      - 	      258,609 				          258,609
  Gas revenues	                               	      - 	       19,144 				           19,144
  Sale on oil packages	                              - 	    1,202,627 				        1,202,627
  Gain on sale of investment	                      - 		    - 		 		                -
				     ------------------	   ------------------	     -----------       ------------------
	Total Revenue		     $                -    $        1,480,380 	     $         -       $        1,480,380

Cost of Sales
  Cost of oil packages	 	     $                -    $        1,560,294 		 	       $        1,560,294
				     ------------------	   ------------------	     -----------       ------------------
	Total cost of goods sold     $                -    $        1,560,294 	     $         -       $        1,560,294

Gross Profit	 		     $                -    $          (79,914)	     $         -       $          (79,914)

Operating expenses
  Compensation expense	 	     $                -    $                -   		       $                -
  Consulting expense	                        641,455 		    - 				          641,455
  Selling, general and
	administrative	                         10,828 	    1,208,610 				        1,219,439
  Stock issued for services	                      - 		    - 				                -
  Professional fees	                              - 	      411,606 				          411,606
  Depreciation and
	amortization expense	                      - 	       25,434 				           25,434
  Lease operating expense	                      - 	      221,368 		 		          221,368
				     ------------------	   ------------------	     -----------       ------------------
	Total operating expenses	        652,284 	    1,867,019 		       - 		2,519,303
				     ------------------	   ------------------	     -----------       ------------------
  Loss from operations	 	     $         (652,284)   $       (1,946,933)	     $         -       $       (2,599,217)

Other income (expenses):
  Amortization of discount on
	convertible notes payable			   $                -   		       $                -
  Loss from rescinded merger	                      - 		    - 				                -
  Interest expense on warrant with 			                    - 				                -
	convertible notes payable	              - 		    - 				                -
  Interest expense	                              - 		    - 				                -
  Write off of assets/Loss on
	sale of assets	                              - 	     (219,671)				         (219,671)
  Interest income	                              - 		1,620 				            1,620
  Other income	                               	      - 		1,028 				            1,028
  Other expense	                               	      - 		  (15)				              (15)
			 		              - 		 		                                -
				     ------------------	   ------------------	     -----------       ------------------
     Total other income (expenses)	              - 	     (217,038)		       - 		 (217,038)

  Loss before provision for
	income taxes	                       (652,284)	   (2,163,971)		       - 	       (2,816,255)

Provision for income taxes	                      - 		     - 				                -

Net loss			     $         (652,284)   $        (2,163,971)	     $         -      $        (2,816,255)
				     ==================	   ===================	     ===========      ===================

AMERIGO ENERGY DIRECTORS AND EXECUTIVE OFFICERS AFTER THE REORGANIZATION

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth information concerning each of the current directors and executive officers of Amerigo Energy, including information about the person's principal occupation or employment during the past five years. Each of the directors and officers named below succeeded to their corresponding office at the time of the consummation of the Reorganization.

BRUCE LYBBERT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN (64)

Mr. Lybbert is actively involved in oil and gas operations, strategic planning, financial management and investor relations. A seasoned veteran of the brokerage industry and Wall Street, Mr. Lybbert co-founded Tel America Long Distance in 1982, growing it into a successful communications giant which became the largest regional long distance carrier in the western United States. Mr. Lybbert believes that America's domestic oil industry, long stagnant due to inexpensive foreign oil, now represents a similar opportunity. Mr. Lybbert joined Granite in 2006. Mr. Lybbert holds a B.A. in finance and marketing from Weber State University and pursued post-graduate studies in finance at New York University. Mr. Lybbert served as chairman of the Board of Directors of Granite since August 2006.

On December 31, 2008, Bruce Lybbert resigned as Chief Executive Officer and Chairman of the Company. Mr. Lybbert's resignation was not a result from any disagreement with the Registrant or management.

On December 31, 2008 concurrent with Mr. Lybbert's resignation, Mr. Schultz was appointed Chief Executive Officer and Director of the Company and Jason F. Griffith was appointed Chief Financial Officer and Director of the Company.


S. MATTHEW SCHULTZ, CHIEF EXECUTIVE OFFICER AND DIRECTOR (39)

Mr. Schultz, a founder of Granite, has served on its Board of Directors since the Granite's December 2005 transformation into an oil and gas company and served as its chief executive officer since August 2006. From April of 2003 to the present, Mr. Schultz has also been president of Wexford Capital Ventures, Inc., a Utah-based strategic financial consulting firm. Wexford Capital provides boutique investment banking services for micro-cap and small-cap companies and has been instrumental in assisting several companies in initial public offerings and strategic planning. Mr. Schultz has been instrumental in developing investor awareness and participation for numerous publicly traded companies, and assisted in private placement offerings in both the United States and abroad. From 1999 to 2003, Mr. Schultz was the chairman of Pali Financial Group, Inc., an investment banking firm specializing in small cap securities. He also served as the vice-president of the Utah Consumer Lending Association during 1998-1999. Mr. Schultz studied finance and management at the University of Wyoming and Weber State University.

JASON GRIFFITH, CPA, CHIEF FINANCIAL OFFICER AND DIRECTOR (32)

Since Granite's transformation in December 2005 into an oil and gas company, Mr. Griffith has served as its chief financial officer and a member of the Board of Directors. Mr. Griffith's experience includes having served as a chief financial officer for four publicly traded companies. Mr. Griffith has additional experience in public accounting, which includes being the a partner of a CPA firm in Henderson, Nevada since June 2002, and as accounting manager for another accounting firm in Henderson, Nevada from August 2001 through June 2002. Mr. Griffith was previously associated with Arthur Andersen in Memphis, Tennessee from December 1998 until his move to Nevada in 2001. Prior to joining Arthur Andersen, Mr. Griffith was pursuing an undergraduate and master's degree in accounting from Rhodes College in Memphis, Tennessee. He is a licensed certified public accountant in Nevada, Tennessee, and Georgia. Mr. Griffith is a member of the American Institute of Certified Public Accountants, the Association of Certified Fraud Examiners and the Institute of Management Accountants, along with being a member of the Nevada and Tennessee State Societies of CPAs.


DIRECTOR AND OFFICER COMPENSATION

Each director of Amerigo Energy also serves as a director of Amerigo, Inc. Directors do not receive separate compensation for service as directors of Amerigo Energy.



EXECUTIVE COMPENSATION AND OTHER INFORMATION

Amerigo Energy

The following sets forth the cash components of Amerigo Energy's executive officers during the last two fiscal years, including compensation received from Granite. The remuneration described in the table does not include the cost to Amerigo Energy (Granite) of benefits furnished to the named executive officers, including premium for health insurance and other benefits provide to such individuals that are extended in connection with the conduct of Amerigo Energy's business.


												SECURITIES
NAME  OF EXECUTIVE OFFICER	POSTIION OF INDIVIDUAL       ANNUAL SALARY    BONUS AND OTHER	UNDERLYING STOCK
AND/OR DIRECTOR                                                               COMPENSATION      OPTIONS
--------------------------	--------------------------   --------------   ---------------	----------------
Lawrence S. Schroeder           Former CEO (Amerigo Energy)  $16,7500 (2007)  $		    0                  -
                                                             $0 (2006)
--------------------------	--------------------------   --------------   ---------------	----------------
Bruce Lybbert                   CEO (Amerigo Energy)                          $		    0             31,250
                                Chairman of the Board        $155,000 (2007)  $		    0
                                (Granite)                    $63,000 (2006)
--------------------------	--------------------------   --------------   ---------------	----------------
Jason F. Griffith               CFO, Secretary and Director  $86,667 (2007)   $		    0             31,250
                                (Granite)                    $35,000 (2006)   $		    0
                                Former CFO (Amerigo Energy)
--------------------------	--------------------------   --------------   ---------------	----------------
S. Matthew Schultz              CEO, President               $45,000 (2006)   $		    0             28,100
                                                             $180,000 (2007)
--------------------------	--------------------------   --------------   ---------------	----------------
Spencer Kimball                 Former COO                   $127,500 (2007)  $		    0                  -
                                                             $45,000 (2006)
--------------------------	--------------------------   --------------   ---------------	----------------
Colin Takara                    Former Director              $112,500 (2007)  $		    0             31,250
                                                             $45,000 (2006)
--------------------------	--------------------------   --------------   ---------------	----------------
Kit Morrison                    Former Director              $127,500 (2007)  $		    0                  -
                                                             $45,000 (2006)
--------------------------	--------------------------   --------------   ---------------	----------------

Stock Options
-------------
800,000 stock options were granted by the Amerigo Energy during 2008.


Option Exercises
----------------
There were no exercises of any stock options during 2008.


Pension Benefits
----------------
Amerigo Energy does not maintain a qualified or non-qualified pension plan.


Non-Qualified Deferred Compensation
-----------------------------------
Amerigo Energy does not maintain a non-qualified deferred compensation plan. Potential


Payments Upon Termination or Change in Control
----------------------------------------------
See page 18 of this document for information related to the payment/conversion of debts outstanding in connection with the reorganization.


EMPLOYMENT CONTRACTS AND OTHER ARRANGEMENTS

Other than as described above in connection with the Reorganization, there are no compensatory plans or arrangements, including payments to be received from Amerigo Energy, with respect to any party named above which could result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with Amerigo Energy or its subsidiaries, or any change in control of Amerigo Energy, or a change in the person's responsibilities following a change in control of Amerigo Energy.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article VI of Amerigo Energy's by-laws, Amerigo Energy may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of Amerigo Energy, by reason of the fact that he is or was a director, officer, employee or agent of Amerigo Energy, or is or was serving at the request of Amerigo Energy as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Amerigo Energy, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Amerigo Energy may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Amerigo Energy to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of Amerigo Energy, or is or was serving at the request of Amerigo Energy as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Amerigo Energy. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Amerigo Energy or for amounts paid in settlement to Amerigo Energy, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Under Delaware law, a director of a Delaware corporation will not be found to have violated his or her fiduciary duties to the corporation or its shareholders unless there is proof by clear and convincing evidence that the director has not acted in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS none

BENEFICIAL OWNERSHIP OF AMERIGO ENERGY'S SHARES

The beneficial ownership of each person as described in the table below was calculated based on 481,357 of Amerigo Energy Common Stock outstanding as of September 30, 2008, according to the record ownership listings as of that date and the verifications Amerigo Energy solicited and received from each director, executive officer and five percent holder.

The following table sets forth information about each person, group or entity known by Amerigo Energy to own beneficially more than five percent of the outstanding Amerigo Energy Stock as of September 30, 2008 on a pro forma basis:

NAME OF BENEFICIAL OWNER                NUMBER OF	PERCENT BENEFICIALLY
					SHARES		OWNED
Lawrence S. Schroeder-
  former CEO/President			55,318           9.86%
All former Directors &
  Officers as a group  			55,318           9.86%
Jason Griffith (1)                      37,500           6.68%
Maren Life Reinsurance Ltd.             37,863           6.75%
Kenneth D. Olson                        64,881          11.56%


   (1) Jason Griffith is the Chief Financial Officer for the Company and holds the above 37,500 shares indirectly.


DESCRIPTION OF AMERIGO ENERGY COMMON STOCK

GENERAL

Amerigo Energy's authorized capital stock consists of 25,000,000 shares of preferred stock with a par value of $0.001 and 100,000,000 shares of common stock, with a par value of $0.001 per share. As of the Closing Date (subsequent to the proposed reverse stock split and issuance of all shares of Common Stock at the Closing), Amerigo Energy will have a total of 842,256 post-split shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. Each outstanding Amerigo Energy Common Stock is duly authorized, validly issued, fully paid and nonassessable. The holders of Amerigo Energy Common Stock have one vote per share on each matter on which shareholders are entitled to vote and, in accordance with Delaware law, cumulative voting rights if properly requested in connection with the election of directors. The members of the Board of Directors of Amerigo Energy serve for one year terms and are elected each year at the annual meeting of shareholders, or until their successors have been elected. Upon liquidation or dissolution of Amerigo Energy, the holders of Amerigo Energy Common Stock are entitled to share ratably in such assets as remain after creditors have been paid.

Pursuant to the provisions of Amerigo Energy's Articles of Incorporation and the Amended Articles of Incorporation, holders of Amerigo Energy Stock do not have any pre-emptive rights to purchase shares when issued by Amerigo Energy.

Amerigo Energy's Board of Directors determines whether to declare dividends and the amount of any dividends declared on Amerigo Energy Common Stock. Such determinations by the Board of Directors take into account Amerigo Energy's financial condition, results of operations and other relevant factors, and the payment of dividends by Amerigo Energy is subject to certain limitations. Information concerning the restrictions on the payment of dividends by Amerigo Energy is included in Item 5 of the audited consolidated financial statements for the year ended December 31, 2007.

No assurances can be given that dividends on Amerigo Energy Common Stock will be declared, or if declared, what the amount of any such dividends will be in future periods.

PRE-EMPTIVE RIGHTS

Under the Articles of Incorporation and the Amended Articles of Incorporation of Amerigo Energy, shareholders of Amerigo Energy do not have any pre-emptive rights to purchase shares when issued by Amerigo Energy.

Similarly, Amerigo Energy's Articles of Incorporation provide that no holder of Amerigo Stock will have any pre-emptive or preferential right to purchase or subscribe to any part of any new or additional issue of stock of any class whatsoever of securities of Amerigo Energy, or of securities convertible into stock of any class whatsoever of securities of Amerigo Energy, whether now or hereafter authorized or issued for cash or other consideration or by way of a dividend.

EXPERTS

The consolidated balance sheet of Strategic Gaming Investments, Inc. as of December 31, 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended have been included in this proxy statement/prospectus in reliance on the report of Larry O'Donnell, P.C., an independent registered public accounting consultant, as stated in his report, appearing elsewhere in this proxy statement/prospectus upon the authority of the said consultant as an expert in accounting and auditing.

The financial statements of Strategic Gaming Investments, Inc. as of December 31, 2006 appearing in this proxy statement/prospectus have been audited by Beadle, McBride, Evans & Reeves, LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere in this joint proxy statement/prospectus and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of Granite Energy, Inc. as of December 31, 2006 and as of December 31, 2007 and for the years then ended included in this proxy statement/prospectus have been audited by Larry O'Donnell, P.C., an independent registered public accounting consultant, to the extent set forth in his report appearing elsewhere in this proxy statement/prospectus and are included herein in reliance upon the authority of Larry O'Donnell, P.C. as an expert in accounting and auditing

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission this Form S-4 (Commission File Number 333-) registration statement, including exhibits, under the Securities Act. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at SEC's Public Reference Room located at 100 F Street, NE., Washington, DC 20549, on official business days during the hours of 10 a.m. to 3 p.m.


You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings, including the registration statement, will also be available to you on the website maintained by the Commission at http://www.sec.gov.

We intend to furnish our stockholders with annual reports which will be filed electronically with the SEC containing consolidated financial statements audited by our independent auditors, and to make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial statements.

We maintain a website at www.amerigoenergy.com. Our website and the information contained on that site, or connected to that site, is not part of or incorporated by reference into this prospectus.

SIGNATURES

Pursuant to the requirement to the Securities Act, the registrant, Amerigo Energy, Inc., has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorizes, in the City of Henderson, State of Nevada on February ____, 2009.

The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus/information statement to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.


                                         Amerigo Energy, Inc., Registrant

                                         By: /s/ S. Matthew Schultz
                                             ----------------------
                                         By: S. Matthew Schultz,
                                             Chief Executive Officer
					     and Director

                                         By: /s/ Jason F. Griffith
					     ---------------------
                                         By: Jason F. Griffith,
                                      	     Chief Financial Officer,
                                      	     Principal Accounting Officer
					     and Director


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                                Amerigo Energy, Inc., Registrant

                                By: /s/ S. Matthew Schultz    March 2, 2009
                                    ----------------------
                                By: S. Matthew Schultz,
                                    Chief Executive Officer
				    and Director

                                By: /s/ Jason F. Griffith     March 2, 2009
				    ---------------------
                                By: Jason F. Griffith,
                                    Chief Financial Officer,
                                    Principal Accounting Officer
				    and Director

INDEX TO EXHIBITS

EXHIBIT 2. REORGANIZATION AGREEMENT

2.1 Reorganization Agreement between Amerigo Energy. Inc. and Granite Energy, Inc. dated October 31, 2008

EXHIBIT 8. OPINION REGARDING TAX MATTERS

8.1 Tax Opinion from DeJoya Griffith & Company, LLC

EXHIBIT 23. CONSENT OF EXPERTS AND COUNSEL

23.1 Consent of Larry O'Donnell, CPA, P.C.

23.2 Consent of Beadle, McBride, Evans & Reeves, LLP